UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒		Definitive Proxy Statement
☐		Definitive Additional Materials
☐		Soliciting Material Pursuant to Section 240.14a-12

NATURAL GAS SERVICES GROUP, INC.
(Name of Registrant as Specified in its Charter)

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NATURAL GAS SERVICES GROUP, INC.
508 West Wall Street, Suite 550
Midland, Texas 79701

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on Thursday, June 16, 2016

The proxy statement and annual report to shareholders are available at
www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, June 16, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), will be held at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701 on Thursday, June 16, 2016 at 8:30 a.m., Central Time, for the purpose of considering and voting upon proposals:

1.	To elect one Director to serve until the Annual Meeting of Shareholders to be held in 2019, or until his successor is elected and qualified;

2.	To consider an advisory vote on the Company's compensation programs for its named executive officers;

3.	To approve the amendment and restatement of the 1998 Stock Option Plan to extend the plan's expiration date and increase the number of shares reserved for issuance under the plan by 250,000 shares;

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2016;

5.	To consider an amendment to the Company’s Bylaws to implement a majority voting standard in uncontested election of Directors; and

6.	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Only shareholders of record at the close of business on April 18, 2016 are entitled to notice of and to vote at the meeting and at any adjournment(s) of the meeting.  On that day, 12,864,226 shares of our common stock were outstanding and entitled to vote. A complete list of our shareholders entitled to vote at the meeting will be available for examination at our offices in Midland, Texas during ordinary business hours for a period of ten (10) days prior to the annual meeting.

Our Board of Directors recommends that you vote FOR the (i) election of the director nominee named in this proxy statement, (ii) approval, on an advisory basis, of the compensation programs of our named executive officers, (iii) amendment and restatement of the 1998 Stock Option Plan, (iv) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016 and (v) amendment to the Company’s Bylaws to implement a majority voting standard in uncontested election of Directors.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Stephen C. Taylor
April 29, 2016	Stephen C. Taylor
Chairman of the Board, President and Chief Executive Officer

NATURAL GAS SERVICES GROUP, INC.

508 West Wall Street, Suite 550
Midland, Texas 79701

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 16, 2016

GENERAL INFORMATION

We are providing this proxy statement to you as part of a solicitation by the Board of Directors of Natural Gas Services Group, Inc. for use at our 2016 Annual Meeting of Shareholders and at any adjournment or postponement that may take place. We will hold the meeting at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701 on Thursday, June 16, 2016 at 8:30 a.m., Central Time.

We are taking advantage of Securities and Exchange Commission, or SEC, rules that allow us to deliver our proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a two-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this two-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials.

We expect to mail, or provide notice and electronic delivery of, this proxy statement and accompanying proxy card to shareholders beginning on or about May 5, 2016.

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TABLE OF CONTENTS

Questions and Answers About the Proxy Materials and the Meeting	1

Householding of Proxy Materials	5

Proposal 1- Election of Director	6

The Board of Directors and its Committees	9

Shareholder Engagement	13

Code of Ethics	14

Executive Officers	15

Executive Compensation	16

Principal Shareholders and Security Ownership of Management	45

Report of the Audit Committee	48

Proposal 2- Consideration of an Advisory Vote on Compensation Programs for its Named Executive Officers	49

Proposal 3- Approval of the Amendment and Restatement of the 1998 Stock Option Plan	50

Proposal 4- Ratification of Appointment of Independent Registered Public Accounting Firm	55

Proposal 5- Consideration of an Amendment to the Company’s Bylaws to Implement a Majority Voting Standard in Uncontested Elections of Directors	56

Shareholder Proposals	58

Communications with the Board of Directors	59

Other Matters	59

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE MEETING

Q:  Why am I receiving these materials?

A: Our Board is providing these proxy materials to you in connection with our 2016 Annual Meeting of Shareholders, which will take place on Thursday, June 16, 2016. As a shareholder on the record date for the meeting, you are invited to attend the meeting. We also encourage you to vote on the matters described in this proxy statement.

Q:  What information is contained in these materials?

A: This proxy statement includes information about the nominee for director and the other matters to be voted on at the meeting. The proxy statement also includes information about the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q: What can I vote on at the meeting?

A: There are five matters to be voted on at the meeting:

1.	To elect one Director to serve until the Annual Meeting of Shareholders to be held in 2019, or until his successor is elected and qualified;

2.	To consider an advisory vote on the Company's compensation programs for its named executive officers;

3.
To approve the amendment and restatement of the Company's 1998 Stock Option Plan for another ten year term and increase the number of shares reserved for issuance under the plan by 250,000 shares of common stock;

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2016;

5.	To consider an amendment to the Company’s Bylaws to implement a majority voting standard in uncontested election of Directors; and

6.	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Q:  How does the Board recommend that I vote on each of the matters?

A: Our Board recommends that you vote FOR the director nominee, FOR the amendment and restatement of the 1998 Stock Option Plan, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016, and FOR the amendment to our Bylaws to implement majority voting in the uncontested election of Directors.  With respect to Proposal 2, the Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

Q:  Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A: We are taking advantage of SEC rules that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a two-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this two-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials. Shareholders may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:  Can I receive next year’s proxy materials by email?

A: Yes. All shareholders who have active email accounts and Internet access may sign up for email delivery of shareholder materials. To sign up, go to www.proxyvote.com and click on “Electronic Enrollment.” If you have multiple registered or beneficial accounts, you need to enroll for each account. If you elect to receive proxy materials by email, we will not mail you any proxy-related materials next year. Your enrollment in the email program will remain in effect as long as your account remains active or until you cancel it.

Q:  Who is entitled to vote at our annual meeting of shareholders?

A: Holders of our outstanding common stock on April 18, 2016, are entitled to one vote per share on each of the items being voted on at the meeting. We refer to this date as the Record Date. On the Record Date, we had 12,864,226 shares of common stock outstanding.  We have no other classes of stock outstanding.

Q:  What shares can I vote?

A: You can vote all shares you owned on the Record Date. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered in your name with our transfer agent, Computershare, you are the shareholder of record for those shares and are receiving proxy-related materials directly from us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”) you are the beneficial owner of those shares. Your broker, bank or nominee is the shareholder of record and therefore has forwarded proxy-related materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

Q:  How do I vote if I am a shareholder of record (as described in the question and answer above)?

A: You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail by signing and returning the proxy card provided with those materials. Finally, you can vote in person at the meeting.

Q:  How do I vote if I am a beneficial owner (as described in the question and answer above)?

A: You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank or nominee giving you this right.

Q:  Can I change my vote or revoke my proxy?

A: Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the questions and answers above. If you are a shareholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 508 West Wall Street, Suite 550, Midland, Texas 79701. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q:  What does it mean if I get more than one set of proxy-related materials?

A: It means you hold shares registered in more than one account. Follow the instructions in each set of proxy-related materials to ensure that all of your shares are voted.

Q:  What is the quorum requirement for the meeting?

A: For a “quorum” to exist at the meeting, shareholders holding a majority of the votes entitled to be cast by the shareholders entitled to vote must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly completed proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.

If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  Please see the next question and answer for further information about "broker non-votes."

Q:  What are broker non-votes and how are broker non-votes and abstentions counted?

A: If you are a beneficial owner and hold your shares in street name and do not provide your broker or other nominee with voting instructions, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on the particular matter. The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from the customers. The ratification of independent public accountants is an example of a routine matter on which brokers may vote. Brokers may not vote their customers' shares on non-routine matters unless they have received instructions from the customers. Non-voted shares on non-routine matters are referred to as broker non-votes. The ratification of the appointment of BDO USA, LLP as our independent public accountants for 2016 (Proposal 4) is a matter considered "routine" under application rules. The election of one director (Proposal 1), the advisory vote to approve the named executive officers compensation programs (Proposal 2), the approval of the amendment and restatement of the 1998 Stock Option Plan (Proposal 3) and the amendment to the Company’s Bylaws to implement a majority voting standard in uncontested election of Directors (Proposal 5) are matters considered "non-routine" under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters. Abstentions and broker non-votes will have no effect on Proposal 1, as the election of a Director is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast. With respect to the advisory vote to approve the named executive officers compensation programs (Proposal 2), the approval of the 1998 Stock Option Plan amendment and restatement (Proposal 3) and the amendment to the Bylaws (Proposal 5) where the vote required is a majority of votes present and entitled to vote, abstentions will be equivalent to a vote cast against the proposals and broker non-votes will have no effect.

Q:  What is the voting requirement to approve each of the matters?

A: Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominee for election as Director who receives the greatest number of votes cast in favor of his or her election will be elected to the Board of Directors. The advisory vote on the compensation programs of our named executive officers, the amendment and restatement of the 1998 Stock Option Plan, ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, and the amendment to the Bylaws to implement a majority voting standard in the uncontested election of Directors are approved if the votes cast in favor of the matter exceed the votes cast against the matter. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately above). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

Q:  How can I vote on each of the matters and how will the votes be counted?

A: In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the nominee. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For the (i) advisory vote on compensation of our named executive officers, (ii) approval of the amendment and restatement of the 1998 Stock Option Plan, (iii) ratification of the appointment of BDO USA, LLP as our independent auditors and (iv) the amendment to the Bylaws to implement a majority voting standard in the uncontested election of Directors, you may vote “FOR,” “AGAINST,”

or “ABSTAIN” with respect to these four proposals. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of BDO USA, LLP (Proposal 4).

Q:  Who will count the votes?

A: Broadridge, an international investor relations company, is assisting us with the voting of proxies for our meeting. Prior to the meeting, Broadridge will provide us with a tabulation of the votes cast prior to the meeting. We believe that Broadridge will use procedures that are consistent with Colorado law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. In addition, we will appoint a voting inspector at the meeting to count and tabulate any votes cast at the meeting.

Q:  Who may attend the meeting?

A: All shareholders as of the Record Date may attend. Please bring to the meeting:

•
proof of ownership such as: a copy of your proxy or voting instruction card; the two-page notice regarding the internet availability of proxy materials you received in the mail; or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

•	proof of identification such as a valid driver’s license or passport.

Q:  How will voting on any other business be conducted?

A: We do not expect any matters to be presented for a vote at the meeting other than the five matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holders, Stephen C. Taylor and G. Larry Lawrence, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, our nominee is not available as a candidate for director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:  May I propose actions for consideration at next year’s meeting of shareholders?

A: Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s meeting, we must receive your written proposal no later than December 19, 2016. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding shareholder proposals.

Similarly, for you to raise a proposal (including a director nomination) from the floor at next year’s meeting, we must receive a written notice of the proposal no later than March 9, 2017.  If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then we must receive your written proposal at least 150 days before the date of next year’s meeting for the proposal to be timely.

Q:  Who is paying for this proxy solicitation?

A: We will pay the cost of soliciting the proxies. In addition, our officers, directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in email delivery of proxy-related materials will receive only one set of our proxy statement, annual report or notice of internet availability of proxy-related materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another shareholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations contact at (432) 262-2700; (2) send an email message to alicia.dada@ngsgi.com; or (3) mail your request to Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701, Attn: Investor Relations. Similarly, you may also contact us through any of these methods if you receive multiple copies of the materials and would prefer to receive a single copy in the future.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes (commonly known as a “staggered” Board), each class to be as nearly equal in number as possible.  At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term.  The authorized number of Directors is currently set at nine. We currently have five directors serving on our Board.  Our Board of Directors may fill the vacancies if a qualified candidate is vetted.  The following table sets forth, by class, the members of our Board of Directors as of the date of this proxy statement:

Terms Expiring at the 2016 Annual Meeting	Terms Expiring at the 2017 Annual Meeting	Terms Expiring at the 2018 Annual Meeting
John W. Chisholm	Charles G. Curtis	David L. Bradshaw
	Stephen C. Taylor	William F. Hughes

Shareholders will be electing one Director at the meeting.  The Board is recommending Mr. John Chisholm for re-election to the Board of Directors to serve a three year term expiring at the annual meeting of shareholders in 2019.

The persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominee for Director named above unless other instructions are shown on the proxy card. If, at the time of the meeting, the nominee becomes unavailable for any reason, which is not expected, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their sole discretion, or we may reduce the size of the Board.

Biographical information and qualifications for the person nominated as a Director, and for each person whose term of office as a Director will continue after the 2016 Annual Meeting, is set forth below.

Nominee for Director for Term to Expire in 2019

John W. Chisholm

John W. Chisholm, 61, was appointed as a Director of Natural Gas Services Group in December 2006 to fill a vacancy created by expanding the size of the Board from seven to eight Directors and was first elected as a Director of Natural Gas Services Group at the annual meeting of shareholders held in June 2007.  Mr. Chisholm is the founder of Wellogix, an oil and gas software company that develops software aimed at expediting the exchange of enterprise data and communication of complex engineered services. Prior to founding Wellogix, Mr. Chisholm co-founded and served as President of ProTechnics Company from 1985 until its sale to Core Laboratories in December of 1996.  Mr. Chisholm served as Senior Vice President of Global Sales and Marketing of Core Laboratories until 1998, when he started Chisholm Energy Partners, an investment fund focused on mid-size energy service companies. From 2002 to 2009 Mr. Chisholm served on the Board of Directors of Flotek Industries, Inc., and became interim President in August 2009. In August 2010 Mr. Chisholm became President of the company and was appointed Chief Executive Officer in March 2012. Flotek Industries, Inc. is a public company which files reports under the Securities Exchange Act of 1934. Mr. Chisholm holds a Business Administration degree from Fort Lewis College in Colorado.  He currently serves on the Editorial Advisory Board on Middle East Technology of the Oil & Gas Journal.

Mr. Chisholm brings significant natural resources experience to our Board, in connection with his background in supplying drilling and production related products and services to the oil, gas and mining industries, and his investment fund experience with mid-size energy service companies is an invaluable resource as the Company assesses its capital and liquidity needs.

In addition Mr. Chisholm's experience as a board member and executive officer of a public company provides us with a wealth of leadership and management skills.

Continuing Directors Whose Terms Expire in 2017

Charles G. Curtis

Charles G. Curtis, 83, has served as a Director of Natural Gas Services Group since April 2001. Since 2002, substantially all of Mr. Curtis’ business activities have been devoted to managing personal investments.  From 1992 until 2002, Mr. Curtis was the President and Chief Executive Officer of Curtis One, Inc., a manufacturer of aluminum and steel mobile stools and mobile ladders. From 1988 to 1992, Mr. Curtis was the President and Chief Executive Officer of Cramer, Inc., a manufacturer of office furniture. Mr. Curtis has a Bachelor of Science degree from the United States Naval Academy and a Master of Science degree in Aeronautical Engineering from the University of Southern California.

Mr. Curtis has been a long-standing member of the Board since prior to the Company's initial public offering in 2002 and as such he brings a wealth of knowledge regarding the Company's history, growth and industry. Through his manufacturing career and engineering educational background, Mr. Curtis assists the Board and the Company in connection with its compressor manufacturing business.  As a past U.S. Naval Officer and U.S. Naval Academy graduate, Mr. Curtis also brings leadership skills to the Board and Company.

Stephen C. Taylor

Stephen C. Taylor, 62, has been President and Chief Executive Officer of Natural Gas Services Group since January 2005. He was elected as a Director of Natural Gas Services Group at the annual meeting of shareholders in June 2005. Effective January 1, 2006, Mr. Taylor was appointed Chairman of the Board of Directors. Immediately prior to joining Natural Gas Services Group, Mr. Taylor held the position of General Manager − US Operations for Trican Production Services, Inc. from 2002 through 2004. Mr. Taylor joined Halliburton Resource Management in 1976, becoming its Vice President − Operations in 1989. Beginning in 1993, he held multiple senior level management positions with Halliburton Energy Services until 2000 when he was elected Senior Vice President/Chief Operating Officer of Enventure Global Technology, LLC, a joint-venture deep water drilling technology company owned by Halliburton Company and Shell Oil Company. Mr. Taylor elected early retirement from Halliburton Company in 2002 to join Trican Production Services, Inc. Mr. Taylor holds a Bachelor of Science degree in Mechanical Engineering from Texas Tech University and a Master of Business Administration degree from the University of Texas at Austin.

Mr. Taylor’s senior management experience in the natural resources industry provides the Board and our company with significant insight into our business.  Mr. Taylor’s engineering and advanced business training (MBA) uniquely suits him to provide leadership, technical expertise and financial acumen to our Board and to the operations of our company in connection with his position as our chief executive officer.

Continuing Directors Whose Terms Expire in 2018

David L. Bradshaw

David L. Bradshaw, 61, joined our board in December of 2011. Since 2005, Mr. Bradshaw has acted as a consultant in the oil and gas exploration and production sector and has overseen his investments in this area. From August 2007 through November 2009, Mr. Bradshaw served as a Director and Audit Committee Chairman for Triangle Petroleum, a publicly traded company listed on the American Stock Exchange. From November 2007 through November 2008, Mr. Bradshaw served as a Director for Comet Ridge Limited, an Australian company listed on the Australian Securities Exchange. From 1986 to 2005, Mr. Bradshaw worked for Tipperary Corporation, a U.S. public company listed on the American Stock Exchange. During his tenure at Tipperary, the company was involved in oil and gas exploration and production, and natural gas processing and transportation. He held the positions of Chief Executive Officer from 1996 to 2005, Chairman of the Board from 1997 to 2005, Chief Financial Officer from 1990 to 1996 and Chief Operating Officer from 1993 to 1996. Mr. Bradshaw also served as Chief Executive Officer and Chairman of Tipperary Oil & Gas (Australia) Pty Ltd from 1999 to 2005, a subsidiary of Tipperary, which explored for and produced natural gas in Queensland, Australia. From 1983 to 1986, Mr. Bradshaw was an owner and officer of Bradcorp, Inc. a private exploration and production company. Prior to this, Mr. Bradshaw spent six years in public accounting serving predominantly oil and gas clients. Mr. Bradshaw graduated from Texas A&M University with a BBA in Accounting in 1976 and a MBA in 1977, and is also a Certified Public Accountant.

Mr. Bradshaw's educational and professional training and achievements as a Certified Public Accountant and MBA, along with his past experience as both a Chief Financial Officer and Chief Executive Officer of a public company involved in the natural resources industry, provides us with considerable accounting and corporate finance skills. In addition, Mr. Bradshaw's career spanning over thirty years in the oil and gas industry and as a public accountant adds to his value in his position on our Audit Committee. His executive management positions in both private and public companies bring us significant leadership, planning and management skills and background.

William F. Hughes, Jr.

William F. Hughes Jr., 63, has served as a Director since December 2003.  Mr. Hughes has over 30 years of experience in the engineering and construction industry as a Registered Civil Engineer and licensed building contractor.  From 1974 to 1979, he served as an officer in the United States Air Force. From 1979 to 1986, he was a project design engineer for Cushman & Associates.  From 1986 to 1996, he served as a Project Manager on a variety of public works and industrial construction projects.  Since 1983, Mr. Hughes has been co-owner of The Whole Wheatery, LLC, a natural foods store located in Lancaster, California.  Mr. Hughes holds a Bachelor of Science degree in Civil Engineering from the United States Air Force Academy and a Master of Science in Engineering from the University of California at Los Angeles.

Mr. Hughes’ career experience in the engineering and construction industry brings us invaluable skills which are applicable to our manufacturing processes.  In addition, Mr. Hughes provides leadership skills arising from his service as an officer with the U.S. Air Force and U.S. Air Force Academy graduate.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Natural Gas Services Group’s Board of Directors held four meetings in 2015.  Each Director attended at least 75% of the total number of Board meetings held while such person was a Director.  Each Director also attended at least 75% of all of the meetings held by all committees of the Board of Directors for which he served (during the periods that he served).  The Board of Directors acts from time to time by unanimous written consent in lieu of holding a meeting.

Our non-management directors hold regularly scheduled executive sessions in which those directors meet without management participation.  The Chairman of the Governance and Personnel Development Committee has presided over these sessions. In April 2016, the board established a Lead Director role, and assigned those duties to the Lead Director. Charles G. Curtis is currently the Lead Director.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders.  Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or an unavoidable schedule conflict.  Last year, all of the individuals then serving as Directors attended our 2015 Annual Meeting of Shareholders.

To assist it in carrying out its duties, the Board has delegated certain authority to four separately designated standing committees. These committees are described below.

Audit Committee

The primary functions of our Audit Committee include:

•	assisting the Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal controls, financial reporting practices and legal and regulatory compliance;

•	hiring our independent registered public accounting firm;

•	monitoring the independence and performance of our independent registered public accounting firm;

•	maintaining, through regularly scheduled meetings, a line of communication between the Board, our financial management and independent registered public accounting firm; and

•	overseeing compliance with our policies for conducting business, including ethical business standards.

The members of the Audit Committee are David L. Bradshaw (Chairman), Charles G. Curtis, and William F. Hughes, Jr. Our common stock is listed for trading on the New York Stock Exchange, or “NYSE”. Under rules of the NYSE, the Audit Committee is to be comprised of three or more Directors, each of whom must be independent.  Our Board has determined that all of the members of the Audit Committee are independent, as defined under the applicable NYSE rules and listing standards.  In addition, our Board of Directors has determined that David L. Bradshaw is qualified as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission.  The Audit Committee met nine times during the last fiscal year. The audit committee has also received from, and discussed with, BDO the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 16. (Communications with Audit Committees).

Any shareholder may obtain free of charge a printed copy of our Audit Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Audit Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Compensation Committee

The functions of our Compensation Committee include:

•	assisting the Board in overseeing the management of our human resources;

•	evaluating our Chief Executive Officer’s performance and compensation;

•	formulating and administering our overall compensation principles and plans; and

•	evaluating management.

The Compensation Committee’s policy is to offer the executive officers competitive compensation packages that will permit us to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate fashion in the long-term interests of Natural Gas Services Group, Inc., and its shareholders.  Currently, executive compensation is comprised of salary and cash bonuses and awards of long-term incentive opportunities in the form of restricted stock awards under the 2009 Restricted Stock/Unit Plan.

The members of the Compensation Committee are William F. Hughes, Jr. (Chairman), John W. Chisholm and David L. Bradshaw. Our Board has determined that all of the members of the Compensation Committee are independent, as defined under the applicable NYSE rules and listing standards.  During the last fiscal year there were six meetings of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are not officers or employees of our company, and there is not, nor was there during fiscal 2015, any compensation committee interlock (in other words, no executive of our company serves as a Director or on the compensation committee of a company that has one or more executives serving on our Board of Directors or our Compensation Committee).

Any shareholder may obtain free of charge a printed copy of our Compensation Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Compensation Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Governance and Personnel Development Committee

Our Governance and Personnel Development Committee primarily focuses on:

•	generally overseeing the governance of the Board and its committees;

•	interpreting the Governance Guidelines, the Code of Business Conduct and Ethics and other similar governance documents adopted by the Board; and

•	overseeing the evaluation of the Board and its committees.

The members of the Governance and Personnel Development Committee are Charles G. Curtis (Chairman), John W. Chisholm and William F. Hughes, Jr.  Our Board has determined that each of the Governance and Personnel Development Committee members is independent, as defined under the applicable NYSE rules and listing standards.  During the last fiscal year there were four meetings of the Governance and Personnel Development Committee.

Any shareholder may obtain free of charge a printed copy of our Governance Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Governance Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Nominating Committee

The functions of our Nominating Committee include:

•	identifying individuals qualified to become board members, consistent with the criteria approved by the Board;

•	recommending Director nominees and individuals to fill vacant positions; and

•	overseeing executive development and succession and diversity efforts.

The members of the Nominating Committee are John W. Chisholm (Chairman), David L. Bradshaw, and Charles G. Curtis. Our Board of Directors has determined that each of the Nominating Committee members is independent as defined under the applicable NYSE rules and listing standards. During the last fiscal year there were four meetings of the Nominating Committee.

Any shareholder may obtain free of charge a printed copy of our Nominating Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  You can also view and print a copy of our Nominating Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.  Our Nominating Committee does not have a diversity policy; however, as discussed below, the Committee’s goal is to nominate candidates who possess a range of experiences and backgrounds which will contribute to the board’s overall effectiveness in meeting its duties and forwarding the goals of our company.

Our Nominating Committee will consider a Director candidate recommended by a shareholder.  A candidate must be highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board.  A shareholder wishing to recommend a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Natural Gas Services Group, Inc., Nominating Committee, 508 West Wall Street, Suite 550, Midland, Texas 79701, Attn.: John W. Chisholm.  Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employers' names and description of the employer’s business, educational background and any other biographical information that would assist the Committee in determining the qualifications of the individual.  The Committee will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting.  The Committee will consider nominations received after that date at the annual meeting subsequent to the next annual meeting.

The Committee evaluates nominees for Directors recommended by shareholders in the same manner in which it evaluates other nominees for Directors.  Minimum qualifications include the factors discussed above.

Director Independence

The Board has determined that each of the following four members of the Board is “independent” within the meaning of applicable listing standards of the NYSE and under the standards, set forth in Exhibit A to our Governance and Personnel Development Charter, (“Governance Charter”) which are consistent with the NYSE listing standards: David L. Bradshaw, John W. Chisholm, Charles G. Curtis, and William F. Hughes, Jr. A copy of Exhibit A to our Governance Charter is available at our website, www.ngsgi.com, under the heading “Investor Relations—Governance.”  The Board has made an affirmative determination that each of the four directors named above satisfies these categorical standards.  In making its determination, the Board examined relationships between directors or their affiliates with us and our affiliates and determined that each such relationship, if any, did not impair the director’s independence.

The Board’s Leadership Structure

Under our Corporate Governance Guidelines, our Chief Executive Officer also serves as our Chairman of the Board, and that person is responsible to the Board for the overall management and functioning of the company.  Stephen C. Taylor serves as both Chairman of the Board and our President and Chief Executive Officer (“CEO”).  The Board believes this is the most effective Board leadership structure at the present time and believes that Mr. Taylor, in his role as Chairman/CEO, has the ability to execute on both our short-term and long-term strategies necessary for the challenging marketplace in which we compete.  The independent directors believe that Mr. Taylor's detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business make him the best qualified director to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.  Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Taylor is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board and/or Audit Committee.

Each of our directors, other than Mr. Taylor, is independent, and the Board believes that the independent directors provide effective oversight of management.  The Board may subsequently decide, however, to change that leadership structure which would require a revision to our Corporate Governance Guidelines. The Board believes that it has in place safeguards to ensure that we maintain the highest standards of corporate governance and continued accountability of the CEO to the Board. These safeguards include:

•	All members of the Board are independent directors except for Mr. Taylor.

•
Each of the Board’s standing committees, including the Audit, Compensation, Governance and Nominating Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE listing standards and other governing laws and regulations. As noted above, these committees meet frequently.

•	Review and determination of Mr. Taylor’s compensation and performance remains within the purview of the Compensation Committee.

•
The independent directors continue to meet in executive sessions without management present to discuss the effectiveness of the company’s management, the quality of the Board meetings and any other issues and concerns.

Lead Director

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors designate an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, nonemployee directors. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations - Governance Documents” on our website at www.ngsgi.com. Charles G. Curtis was appointed Lead Director in April 2016.

Role in Risk Oversight

     Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our strategic plan.  Our executive management is responsible for the day-to-day management of risks we face.  The Board is periodically advised by management on the status of various factors that could impact our business and operating results, including oil and gas industry issues, operational issues (such as compressor manufacturing issues and backlog for compressor equipment), legal and regulatory risks. The full Board is also responsible for reviewing our strategy, business plan, and capital expenditure budget.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  Our Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures.  The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Governance and Nominating Committee assists with risk management relating to Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

SHAREHOLDER ENGAGEMENT

The Natural Gas Service's Board of Directors believes that building long-term relationships with all Company stakeholders is vital to our strategy for corporate governance. Our shareholders, who invest in our company and elect the board of directors, are entitled to important information about the company's business, policies and practices so they can make informed decisions and knowledgeably participate in the governance process.
The Company’s executive management has directly engaged shareholders throughout the year in many diverse ways including quarterly conference calls, investor and industry conferences and individual meetings initiated by both the Company and shareholders. It is our policy to actively engage our shareholders in dialogue about our business condition, the structure of our business and certain governance issues, including executive compensation. The Compensation Committee considers the annual stockholders advisory vote, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.
As a result of critiques of our executive compensation plan and the resulting advisory vote on our executive compensation structure, we directly engaged key institutional shareholders in a number of ways including supplemental proxy materials providing additional descriptive information on our overall executive compensation structure. In addition, since our last Annual Meeting, the Company’s executive management has directly engaged many of our institutional shareholders in discussions about our executive compensation program. Specifically, we have discussed our executive compensation program with a number of our top twenty actively managed holders and met with approximately 75 institutional shareholders since our last annual meeting. As a result of those conversations, the Board has considered and adopted certain adjustments to our executive compensation process and policies. See "Executive Compensation" beginning on page 16.

CODE OF ETHICS

Our Board of Directors has adopted a Code of Business Conduct and Ethics, or “Code”, which is posted on our website at www.ngsgi.com. You may also obtain a copy of our Code by requesting a copy in writing at 508 West Wall Street, Suite 550, Midland, Texas 79701 or by calling us at (432) 262-2700.

Our Code provides general statements of our expectations regarding ethical standards that we expect our Directors, officers and employees, including our Chief Executive Officer and principal financial officer, to adhere to while acting on our behalf.  Among other things, the Code provides that:

•	we will comply with all laws, rules and regulations;

•	our Directors, officers and employees are to avoid conflicts of interest and are prohibited from competing with us or personally exploiting our corporate opportunities;

•	our Directors, officers and employees are to protect our assets and maintain our confidentiality;

•	we are committed to promoting values of integrity and fair dealing; and that

•	we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our periodic reports.

Our Code also contains procedures for our employees to report, anonymously or otherwise, violations of the Code.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Natural Gas Services Group who are not Directors is set forth below.  There are no family relationships between any Director or executive officer and any other Director or executive officer.  Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors.  Officers are elected by the Board of Directors annually at its first meeting following the annual meeting of shareholders.

G. Larry Lawrence, 65, became our Chief Financial Officer, Principal Accounting Officer and Corporate Secretary on July 1, 2011. Previously, Mr. Lawrence was our Controller since September 2010.  From June 2006 to August 2010, Mr. Lawrence was self-employed as a management consultant doing business as Crescent Consulting.  Overlapping this time, from September 2006 to August 2009, he also served as the CFO of Lynx Operating Company.  Lynx is a private company engaged in oil and gas production and gas processing activities. From May 2004 through April 2006, Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and wholly owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Since May 2006, Mr. Lawrence serves as a director of Legacy Reserves, LP.  Mr. Lawrence has a Bachelor of Arts in Accounting, with honors, from Dillard University.

James R. Hazlett, 60, has served as Vice President-Technical Services since June 2005.  He also served as Vice President of Sales of Screw Compression Systems, Inc. from 1997 until June 2007 when Screw Compression Systems, Inc. was merged into Natural Gas Services Group.  After the merger in June 2007, Mr. Hazlett continues to remain employed by Natural Gas Services Group as Vice President-Technical Services.  From 1982 to 1996, Mr. Hazlett served in management roles for Ingersoll Rand/Dresser Rand working with compression of all types in several different departments from sales and service to engineering. From 1978 to 1982, Mr. Hazlett was employed by the down-hole tool division of Hughes Tool designing and installing gas lift and plunger systems. Mr. Hazlett holds a Bachelor of Science degree from the College of Engineering at Texas A&M University and has over 38 years of industry experience.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This compensation discussion and analysis provides information regarding our executive compensation program in 2015 for the following executive officers of the Company (collectively, the "named executive officers").

Stephen C. Taylor, our Chairman, President, and Chief Executive Officer;
G. Larry Lawrence, our Chief Financial Officer; and
James R. Hazlett, our Vice President-Technical Services.

Introduction and Overview

The Compensation Committee or, the “Committee,” of the Board of Directors is responsible for determining the types and amounts of compensation we pay to our executives. The Committee operates under a written charter that you can view on our website at www.ngsgi.com.  The Board of Directors has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Committee set forth in the Committee’s charter. None of the members of the Committee are current or former employees of Natural Gas Services Group.

The Committee is responsible for formulating and administering our overall compensation principles and plans.  This includes establishing the compensation paid to our CEO, meeting and consulting with our CEO to establish the compensation paid to our other executive officers, counseling our CEO as to different compensation approaches, administering our stock equity plans, monitoring adherence to our compensation philosophy and conducting an annual, and sometimes more frequent, review of our compensation programs and philosophy regarding executive compensation.

The Committee periodically meets in executive session without members of management or management Directors present and reports to the Board of Directors on its actions and recommendations.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide an executive compensation program that:

•	rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;

•	is fair and reasonable and appropriately applied to each executive officer;

•	is competitive with compensation programs offered by our competitors; and

•	serves as an adequate retention tool in a competitive market.

The overall objectives of our compensation philosophy are to:

•	provide a competitive level of current annual income that attracts and retains qualified executives at a reasonable cost to us;

•	retain and motivate executives to accomplish our company goals;

•	provide long-term incentive compensation opportunities at levels appropriate for the respective responsibilities and performance of each executive;

•	align compensation and benefits with our business strategies and goals;

•	encourage the application of a decision making process that takes into account both short-term and long-term risks and the sometimes volatile nature of our industry; and

•	align the financial interests of our executives with those of our shareholders through the potential grant of equity based rewards.

Our Committee supports these objectives by emphasizing compensation arrangements that we believe are reasonable and will attract and retain qualified executives and reward them for their efforts to further our long-term growth and success.  At the same time, we remain cognizant of and aim to balance our executive compensation arrangements with the interests and concerns of our shareholders.

The following summary highlights our commitment to executive compensation practices that align the interests of our executives and stockholders:

WHAT WE DO		WHAT WE DON’T DO

✓	Fully independent compensation committee - permits the establishment of competitive compensation practices and the measurement of actual performance in a conflict-of-interest free environment	✗	No gross-ups - executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits

✓	Broad-based retirement programs - all of our retirement plans are broad-based and are provided to all full-time employees in addition to our executive officers	✗
Limited perquisites - with the exception of a car allowance for our officers and certain nominal expense reimbursements as detailed in the Summary Compensation Table that follows this CD&A, we do not provide any perquisites

✓	Independent compensation consultant - the Committee annually engages its own independent compensation consultant to assist with its compensation reviews	✗
Prohibition of hedging and pledging shares - we do not permit hedging or pledging as collateral for a loan nor do we permit our executives or non-employee directors to engage in any derivatives trading with respect to our common stock

✓
Annual review - the Committee conducted its annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company
		✗	No stock option exchanges or repricing - we do not allow for stock option exchanges or the repricing of outstanding stock options without stockholder approval

✓	Risk mitigation - we have certain controls in place (signature authority, governance policies, SOX processes, etc.) and an analysis is conducted on a quarterly basis	✗	No related party transactions - we do not have any related party transactions

✓	Double-trigger employment - our change-in-control payments and benefits with our Chief Executive Officer are based on a “double-trigger” provision

✓	Stock ownership guidelines - stringent ownership policies for Directors and CEO

✓	Clawback policy - applicable to NEO's ("named executive officers") and other executive officers

We have chosen to implement a relatively streamlined compensation framework for our executives.  We feel that our compensation philosophies and practices are appropriate given our relatively small size as a public company. By continuing a relatively streamlined compensation framework for our executives, we believe that we are able to establish a higher degree of transparency, understanding and certainty for our executives as well as the investing public, while at the same time avoiding complex benefit packages and agreements that can be, in some ways, difficult to understand and require significant time and cost to properly administer. In the end, we believe our compensation arrangements provide the desired results: fair and reasonable pay for achievements beneficial to Natural Gas Services Group, Inc. and its shareholders.

Advisory Vote on Compensation; Shareholder Engagement

At our 2015 Annual Meeting, less than 50% of the votes cast on the annual advisory “Say-on-Pay” proposal were cast in support of the compensation of our named executive officers. This was significantly lower than the support levels of previous years. The results were disappointing since we believe the vote was the result of the influence of recommendations of certain proxy advisory firms, both of which advise institutional investors on voting on annual proxy matters. We believe that their reports contained factual errors and assumptions that resulted in questionable conclusions and recommendations. Our specific objections to their reports were detailed in supplementary proxy materials that were distributed last year. It is important to note that while the proxy advisory firms felt that our general compensation structure was lacking in some areas there was no lack of alignment in their ‘pay for performance’ metric and, in fact, they complimented the compensation committee for their continued rigor in setting financial targets.

Although this was a non-binding advisory vote, the Company’s Board of Directors takes the results of this vote seriously, and during 2015 the Company’s Board of Directors and executive management deliberated extensively over the results of last year's "Say-on-Pay" vote and engaged in meaningful review of its corporate governance and executive compensation matters with advisors as well as other stakeholders.
While the Compensation Committee and full Board believes that our executive compensation program and corporate governance policies are strong and have served us well, it recognizes the changing compensation and governance landscape.

Below is a summary of what we heard and the actions we took in response:

Compensation and Governance Concerns	Responses to the Concerns
Insufficient Risk Mitigators (i.e., lack of clawback policy and stock ownership guidelines)
We have adopted both a Clawback Policy covering our executive officers and Stock Ownership Guidelines covering our executive officers and members of our Board of Directors. We do note that our company has never had a financial restatement and that each officer and director presently maintains their stock holdings in excess of the minimum guidelines.

One Year Vesting of Restricted Stock Grants to Executive Officers
The Compensation Committee approved a new framework for our long-term equity compensation. With respect to our recent restricted stock awards to our executive officers for fiscal 2015 (granted in early 2016), such awards vest over two years and future awards will vest in one-third increments over three years.

Excessive Cash Severance
We do not feel that the cash severance benefits for our Chief Executive Officer are excessive. Any change of control severance requires a ‘double-trigger’ to be payable and the triggers are limited to the standard "good reason" events (see page 43). We believe the severance benefits are within the norms of companies in our industry that exhibit a similar performance profile that we do, i.e., industry leading total shareholder returns in each of the past one, three and five year periods. Please see the charts on page 23 and the 2015 performance achievements below. The cash severance due to our CEO in connection with "good reason" events (typically be an involuntary occurrence) equates to approximately three years of total compensation based upon a year of good performance, which the Company has consistently demonstrated.

Lack of Lead Independent Director
We have had an appointed lead director for years, but have amended our Corporate Governance Guidelines to include the public identification and acknowledgment of a lead independent director. Charles G. Curtis, our longest tenured independent director, has been formally appointed as our lead director.

Targeting 75th percentile for CEO's total compensation
Our CEO's total compensation (base pay and short and long term incentives) has been between the 50th and 75th percentile when compared to peer group companies with the final approved compensation being a combination of the CEO's and the Company's performance. Typically, although it can vary, base salary of our CEO has been in the 50th percentile range while long term incentives are employed to increase the compensation package to competitive levels. This allows the Compensation Committee to annually adjust the CEO's long term incentives in keeping with shareholder returns and Company performance. We think this is an appropriate alignment of pay relative to performance of the company and the competitive market. Supporting this practice is the fact that the Company has performed in the top 15% to 25% of peer group companies for Total Shareholder Return in the last one, three and five year periods (please see pages 22 and 23 for relevant data). Our Compensation Committee believes this performance has justified total compensation being awarded in the 75th percentile range in recent years. However, in the future, if the relative performance of the Company lags our peer group of companies, then the CEO’s total compensation will be evaluated under those circumstances.

Awarding long-term equity awards on a purely discretionary basis with minimum awards guaranteed
In the future, long-term equity awards will be based on a combination of the relative TSR (Total Shareholder Return) of the Company when compared to our peer group of companies and a discretionary component that shall be evaluated by the Compensation Committee.

In addition to the foregoing, other concerns made by the proxy advisory firms are discussed elsewhere in this section.

Fiscal Year 2015 Performance

In 2015, our financial performance demonstrated extremely positive results and continued to demonstrate a financial condition that provided stability and excellent shareholder value in a very challenging time for a service company in the oil and gas industry. Some of our financial and operational highlights include:

•	Increasing cash and cash equivalents from $6.2 million to $35.5 million in 2015;

•	Maintained long-term debt at a continuing, very low level (less than $500,000);

•
Total revenue decreased only 1.1% in 2015 compared to 2014, a record revenue year. This made 2015 the second highest revenue year in the company’s history, a significant achievement considering the operating environment in 2015;

•	Decreasing capital expenditures from $53.3 million in 2014 to $12.5 million in 2015 demonstrating a timely and quick response to the deteriorating oil and gas industry environment;

•	The Company has self-funded growth capital expenditures in excess of $185 million since 2010;

•	Operating cash flow as a percentage of revenue was 43% in 2015, increasing from 35.6% in 2014, making the Company an industry leader in this category;

•
Free cash flow ( operating cash flow less capital expenditures) as a percentage of revenue was 30.3% in 2015 compared to (19.4%) in 2014, and compared to the S&P500 in reporting 9% in 2015 when compared to 2014;

•	Maintained adjusted EBITDA (as defined on page 24) at 44-45% of revenue in both years while limiting 2015 adjusted EBITDA deterioration to only 3% in 2015;

•
Increased average gross margins in our core rental business from 60% in 2014 to 62% in 2015, notwithstanding continuing pressures on revenue and pricing due to the significant fall-off in oil and gas industry;

•	Increased compressor sales revenues by 27% from 2014 to 2015;

•	Maintained SG&A expenses at 11% of total revenue in both 2014 and 2015 -- the lowest among our public peers;

•	Finalized development, and introduced two new gas compression products, a 500 horsepower CiP compressor frame/package and a 50HP-100Hp Vapor Recovery Unit (VRU) product line; and

•
For 2015, the Company's common stock price slipped only 3%, while identified public peers were down 43.5%, the OSX index (oil service sector) was off 25.2%, West Texas Intermediate (WTI) fell 30.5% and the U.S. land rig count decreased by 61.5%.

Elements of Our Compensation Program

In order to achieve the objectives set forth above in our compensation philosophy and objectives, we have structured an executive compensation program that provides our named executive officers with the following:

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals

Short-Term Incentives	Cash-based performance awards	Reward for corporate and individual performance

Long-Term Incentives	Restricted stock with vesting period	Align the interests of our employees and shareholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation

Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

We do not presently and have not in the past used any of the following types of executive compensation:

•	defined benefit pension plans;

•	employee stock purchase/ownership plans; or

•	supplemental executive retirement plans/benefits.

Assistance Provided to the Committee

The Committee makes all compensation decisions regarding our executive officers.  Stephen C. Taylor, our Chief Executive Officer, annually reviews the performance of each of our executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee) and presents recommendations to the Committee with respect to salary and cash bonus percentage adjustments and restricted stock grants for our executives (other than the Chief Executive Officer whose salary, cash bonus percentage adjustments and restricted stock grants are determined solely by the Committee).  The Committee may exercise its discretion in modifying any recommendations made by our Chief Executive Officer.

The Committee also seeks the input and insight of Mr. Taylor concerning specific factors that Mr. Taylor believes to be appropriate for the Committee’s consideration and which the Committee may not be aware of, such as extraordinary efforts or accomplishments of our executive officers.  Mr. Taylor also advises the Committee on general topics such as the morale of our executives.

Natural Gas Services Group’s accounting and human resources departments assist the Committee in the compensation process by gathering and organizing data, which is then presented to the Committee by Mr. Taylor for the Committee’s review.

In late 2012, our Compensation Committee hired an independent compensation consultant, Longnecker & Associates (“Longnecker”), to obtain objective, expert advice and assist with compensation matters concerning our Chief Executive Officer and Directors. Longnecker advised the Compensation Committee on a variety of compensation related issues in 2015 with respect to our Chief Executive Officer, including:

•	competitive pay analysis on executive compensation;

•	pay levels of Chief Executive Officers; and

•	our executive compensation program design, including short-term incentive plan design, long-term incentive plan design, and pay mix.

In the course of conducting its activities, Longnecker communicated with the Compensation Committee and presented its findings and recommendations for discussion. During 2015, Longnecker also met with our Chief Executive Officer to review its compensation report.

In 2014 and 2015, Longnecker did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by Longnecker raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed during 2014 or 2015.

Competitive Pay Analysis

To evaluate the competitiveness of our Chief Executive Officer's base salary, target total cash compensation (i.e., base salary plus target short-term cash incentive award), long-term incentive awards, and total direct compensation (i.e. base salary, target short-term cash incentive award, and long-term incentive awards), Longnecker annually provides the Committee competitive pay information derived from a custom peer group that is reviewed each year (the “Custom Peer Group”) and referred to a variety of published compensation surveys. The companies comprising the Custom Peer Group in Longnecker’s compensation report used in connection with 2015 included:

NGS Custom Peer Group
Company Name	Company Description

Gulfmark Offshore, Inc.	GulfMark Offshore, Inc. provides offshore marine support and transportation services primarily to companies involved in the offshore exploration and production of oil and natural gas.

Archrock Partners, LP
Archrock Partners, L.P. provides natural gas contract operations services to customers in the United States (In November 2015, Exterran Partners, L.P. spun off their US compression into a new entity named "Archrock Partners").

Dawson Geophysical Co.	Dawson Geophysical Company provides onshore seismic data acquisition and processing services in the United States.

Callon Petroleum	Callon Petroleum is an independent energy company which is focused on growing production and reserves from its oil-weighted, multi-play, multi-pay assets in the Permian Basin.

Vaalco Energy, Inc.	VAALCO Energy, Inc., an independent energy company, together with its subsidiaries, engages in the acquisition, exploration, development, and production of crude oil and natural gas.

Team, Inc.
Team Inc. provides specialty industrial services in the United States, Canada, Europe, and internationally related to the construction, maintenance and monitoring of pressurized piping and associated systems in the refining, petrochemical, power, pipeline and other heavy industrial industries.

Tesco Corp.	Tesco Corporation, together with its subsidiaries, is engaged in the design, manufacture and service delivery of technology-based solutions for the upstream energy industry worldwide.

RigNet, Inc.	RigNet, Inc. provides remote communications services for the oil and gas industry.

Mitcham Industries, Inc.	Mitcham Industries, Inc., through its subsidiaries, engages in the leasing, sale, and service of geophysical and other equipment to the seismic industry worldwide.

USA Compression Partners, LP	USA Compression Partners provides natural gas compression services under term contracts with customers in the oil and gas industry in the U.S.

Warren Resources, Inc.	Warren Resources, Inc., an independent energy company, engages in the exploration, development, and production of onshore oil and natural gas reserves in the United States.

Flotek Industries Inc.	Flotek Industries develops and supplies drilling, completion and production technologies and related services to the energy and mining industries in the U.S. and internationally.

The Compensation Committee, with the assistance of the compensation consultant, reviewed the companies comprising the Custom Peer Group in order to maintain its appropriateness for the competitive pay analysis. These companies were generally selected since they are all companies in the energy and energy services industry and have various rental, leasing or manufacturing components in their business with all having an acceptable range of relatively similar annual revenues and market capitalization. The Compensation Committee believes the Custom Peer Group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating our pay practices and the Chief Executive Officer’s pay levels.

The published compensation surveys consisted of the following:

•	Economic Research Institute -- Executive Compensation Assessor

•	Tower Watson -- Top Management Compensation

•	Mercer, Inc. -- Executive General Benchmark Survey

•	Kenexa -- CompAnalyst Benchmark Survey

•	WorldatWork -- Total Salary Increase Budget Survey

The Compensation Committee used the competitive pay information and surveys as a “market check” to ensure, in its subjective judgment, that the Chief Executive Officer’s base salary, target total cash compensation, long-term incentive awards and total direct compensation remain competitive. The Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. While the competitive pay information is important to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Compensation Committee has discretion in determining the nature and extent of its use.

Performance Comparison to Peer Group

The table below shows the aggregate one, three and five-year Total Shareholder Return (“TSR”) for the Company as well as the median TSR for the peer group utilized by the Company.

Aggregate Total Shareholder Return
Company/Peer Group	1-year TSR	3-year TSR	5-year TSR
Natural Gas Services Group	(3.2)%	35.8%	17.9%
Median NGS Proxy Peer Group	(43.5)%	(37.9)%	(54.3)%

As the foregoing table indicates, the Company has significantly outperformed its peers in both 2015 and over the past five years. Moreover, as the table below indicates, on an annualized basis, the Company has also outpaced its peer group over the same time period.

Annualized Total Shareholder Return
Company/Peer Group	1-year Ann. TSR	3-year Ann. TSR	5-year Ann. TSR
Natural Gas Services Group	(3.2)%	10.7%	3.4%
Median NGS Proxy Peer Group	(43.5)%	(14.7)%	(14.5)%

Individual and Company Performance - Base Salary and Equity Awards

The Compensation Committee also evaluates compensation, particularly base salary levels and equity awards (restricted stock awards), through an analysis of each executive officer’s individual performance and the overall performance of Natural Gas Services Group, our goal being to strengthen the link between what we pay our executives and the performance of Natural Gas Services Group.  Factors the Committee considers in our analysis include:

•	the individual performance, leadership, business knowledge and level of responsibility of our officers;

•	the particular skill-set and longevity of service of the officer;

•	the effectiveness of the officer in implementing our overall strategy; and

•	the general financial performance and health of the Company.

Our CEO is additionally evaluated on his specific ability and effectiveness with respect to shareholder and customer engagement.

Specific Company Financial Metrics - Cash Bonuses

With respect to compensation we pay in the form of cash bonuses, the Committee sets performance levels for three specific company financial metrics.  The Committee relies on whether these levels are achieved and the individual performance of our executive officers to determine whether cash bonuses are awarded and the amounts of such bonuses.  The three financial metrics the Committee considers are:

•	total revenues;

•	adjusted EBITDA; and

•	adjusted net income before taxes.

Adjusted EBITDA is calculated from our audited financial statements by adding to net income, or loss, (1) amortization and depreciation expense, (2) interest expense (3) provision for income tax expense and (4) loss on retirement of rental equipment.

We believe that our core executive compensation mix of base salary, cash bonuses and equity awards, while fairly limited, presently provides enough diversity for us to link executive compensation to our short-term and long-term objectives.  For instance, base salary and cash bonuses generally relate to short-term achievements and objectives while equity awards are more closely linked to the long-term objectives of earnings per share and increased market value of our common stock or maintenance of market value in periods of depressed industry performance, such as during the past two years.

Base Salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Each year the Committee receives base salary recommendations from our Chief Executive Officer for all of our executive officers (other than our Chief Executive Officer whose base salary is evaluated by the Committee on an annual basis).

In January 2015, the Compensation Committee reviewed the 2014 performance of our Chief Executive Officer, Stephen C. Taylor, along with the competitive pay information provided in Longnecker’s report, in setting Mr. Taylor's base salary for 2015. Before the increase in salary for 2014, Mr. Taylor’s base salary fell to slightly less than the 50th percentile bracket in the Company’s peer group. In connection with that review, the Committee increased the base salary of Mr. Taylor from $505,175 in 2014 to $543,063 in 2015, which moved Mr. Taylor’s base salary to approximately the 63rd percentile bracket. The increase was made in recognition of Mr. Taylor’s leadership and contributions to the Company's strong 2014 financial and operational results, which included: (i) increasing total gross margin, exclusive of depreciation and amortization, by 11.4% to $53.8 million for 2014 from $48.3 million for 2013; (ii) achieving in 2014 record high revenue of $97 million, a 9.0% increase in revenue from 2013; (iii) a 7% increase in EBITDA; generating $34.6 million from operations, while investing $53.1 million in capital for equipment; (iv) controlling SG&A expense to 10.6% of revenues; increasing rental revenue by 14.4%; internally funding over $175 million in growth capital since 2010 while maintaining a very low debt level when compared to competitors; (v) maintaining high margins and maintaining high ratios of operating income, net income and EBITDA when compared to gross revenues relative to competitors; (vi) aggressive expansion into new geographic areas; (vii) positioning our business to emphasize servicing oil and gas production rather than drilling projects in order to offset drilling slowdowns as witnessed in the latter half of 2014; and (viii) maintaining safety performance.

While the Compensation Committee reviewed the competitive pay information in connection with setting Mr. Taylor's base salary adjustments, together with his contributions toward our goals, the Compensation Committee did not target his base salary to fall within a specific range or percentile of the competitive pay information.

With respect to our other two named executive officers other than our CEO, James Hazlett, our Vice President of Technical Services, base salary for 2015 was $200,000 compared to $190,000 for 2014. The base salary of G. Larry Lawrence, our Vice President and Chief Financial Officer, for 2015, was $187,000 compared to $170,000 for most of 2014. We continue, as we have in the past, to rely on the following factors in evaluating and determining the amount of compensation we pay these executives:

•	our general knowledge of executive compensation levels in the natural gas compression industry and similarly sized energy service companies;

•	each executive’s individual performance and the overall performance of Natural Gas Services Group; and

•	specific company financial metrics and the application of specific weights to such metrics.

The applicability of these factors varies depending on the type of compensation being evaluated and determined.  For instance, we do not rely on weighted company financial metrics to evaluate and determine base salary levels (which are competitively set to the market), but the achievement of pre-set financial metrics are the primary means through which we evaluate and determine the amount of the cash bonuses we award to our executives. Below is a more detailed discussion of how these factors apply to the different types of compensation we utilize.

Short-Term Incentives - Annual Incentive Bonus Plan

In 2006, the Committee adopted an Annual Incentive Bonus Plan or, the “IBP,” that provides guidelines for the calculation of annual non-equity incentive based compensation in the form of cash bonuses to our executives, subject to Committee oversight and modification.  The bonuses awarded under the IBP are short-term awards in recognition of the overall performance and efforts made by our executives during a particular year. Each year, the Committee approves the group of executives eligible to participate in the IBP and establishes target award opportunities for such executives. For 2015, the Committee maintained Mr. Taylor’s target award opportunity to up to 100% of his base salary. Target award opportunity was 50% of average base salary for Messrs. Lawrence and Hazlett.

In 2015, 90% of an executive officer’s IBP award was based on achievement of company financial objectives relating to:

•	total revenues;

•	adjusted EBITDA; and

•	adjusted net income before taxes.

Each of these three components accounts for 30% of the total company financial objective portion of the IBP.  The remaining 10% of an executive officer’s IBP award is based upon individual performance as evaluated by our CEO (except with respect to our CEO whose individual performance is evaluated by the Committee).

Each year, the Committee sets a performance level for each component of the company financial objective portion of the IBP.  The payment of awards under the IBP is based upon whether these performance levels are achieved for the year. Payout on each of the three financial objectives is as follows:

•	75% of the bonus amount attributable to a financial component will be paid if we achieve at the "threshold" amount;

•	100% of the bonus amount attributable to a financial component will be paid if we achieve the "target" amount; and

•	125% of the bonus amount attributable to a financial component will be paid if we achieve the "stretch" amount.

For performance achievement between the set financial objectives, the board has discretion to prorate the amount of the award.

The following table sets forth the bonus financial criteria and performance levels set by the Committee and compares such performance levels to actual performance achieved and the resulting bonus payout percentages earned in 2015:

2015 Annual Incentive Bonus Plan

Performance Level (1)	Payout %	Revenue	Adjusted Net Inc. before Taxes(1)	Adjusted EBITDA(1)
Threshold	75%	$ 83,232,489	$ 11,547,015	$33,912,884
Target	100%	$ 88,073,937	$ 15,876,422	$38,242,292
Stretch	125%	$ 94,628,733	$ 17,060,040	$39,425,910

(1)
The three financial performance levels were based on operating performance without giving effect to a loss on a non-recurring retirement of rental equipment and allowances taken in second quarter of 2015.

The following table sets forth the actual results achieved and the resulting bonus payout percentages earned in 2015:

Criteria	2015 Performance	Stretch Metric(1)	Eligible Bonus Percentage	Bonus Component	Payable Bonus
Revenue	$95,918,835	$94,628,733	125%	30%	37.5%
Adjusted Net Income before Taxes*	$19,789,785	$17,060,040	125%	30%	37.5%
Adjusted EBITDA**	$42,406,476	$39,425,910	125%	30%	37.5%
Personal Performance			100%	10%	10.0%
Total					122.5%

(1)The three financial levels and 2015 performance were based on operating performance without giving effect to a special loss on retirement of rental equipment write-down taken in 2015.

*     Adjusted Net Income before Taxes is adjusted for loss on retirement of rental equipment and second quarter 2015 increase in allowances. See fourth quarter 2015 8-K.

**     Adjusted EBITDA is defined as the Company's earnings before interest, income taxes, depreciation, amortization, and loss on a non-recurring retirement of rental equipment, and is an indicator of operating performance.

The following table sets forth the bonus eligibility set by the Committee for 2015 for each of our named executive officers, and based upon the payout percentages noted in the table above, the bonus payout amount earned by each named executive for 2015 under our Annual Incentive Bonus Plan:

Name	Title	Base Salary	Max Bonus Eligibility	Bonus Base	Bonus Payout %	Bonus Payouts
Stephen C. Taylor	President & CEO	$543,063	100%	$543,063	122.5%	$665,252
G. Larry Lawrence	Chief Financial Officer	$187,000	50%	$93,500	122.5%	$114,538
James R. Hazlett	VP- Technical Services	$200,000	50%	$100,000	122.5%	$122,500

As noted in the tables above, actual financial performance for 2015 exceeded the "stretch" level in each of the three financial metrics set for 2015, thereby entitling each of the named executive officers to 125% of the maximum bonus payout for each of the three financial metrics.

With respect to the personal performance criteria, the Committee awarded Messrs. Taylor, Lawrence and Hazlett the maximum amount payable under this component, or 10% of the maximum bonus amount that could have been earned in 2015. In addition to the Committee's non-quantitative evaluation of each executive's performance, with respect to all of the named executives, the Committee made this award in recognition of the Company's 2015 financial and operational performance.

With respect to Mr. Taylor’s personal performance criteria, the Committee based its full award on (i) quickly reacting to the deteriorating market by cutting capital expenditures by 77% in 2015 versus 2014; (ii) utilizing a combination of aggressive (new product introductions and expanded sales coverage) and defensive (cost cutting and strategic pricing) measures to guide the Company through the worst downturn in decades; and (iii) his continued ability to maintain superior cost control, industry leading margins in operating income, adjusted EBITDA and cash flow.

With respect to Mr. Lawrence’s personal performance criteria, the Committee also based its full award on his success in (i) initiating and managing the R&D tax credit process that resulted in appreciable tax credits; (ii) leading implementation of our SEC-mandated conflict mineral reporting and tracking process; and (iii) initiating EDI with our major customers for more efficient and timely processing of invoices.

With respect to Mr. Hazlett’s personal performance criteria, the Committee also based its full award on his (i) efficiently managed the severe contraction in our compressor fabrication throughput; (ii) leading the final engineering design and development of our new 500 horsepower compressor frame and VRU (Vapor Recovery Unit) product offerings; and (iii) maintaining an efficient level of engineering staffing that enabled the Company to consistently respond to customer bid requests and ‘win’ the work.

With respect to the rigor if the IBP financial targets, in 2014 the company’s officers were awarded only 77.5% of their target bonus in spite of 2014 being a record year for the company.

Long-Term Incentives - Restricted Stock Awards

We consider restricted stock to be a type of long-term incentive compensation that motivates our executive officers to work toward our long-term growth and allows them to participate in the growth and profitability of Natural Gas Services Group.  We believe that restricted stock aligns the interests of our executive officers with our shareholders in that our executive officers will benefit from the restricted stock only to the extent that the value of our common stock increases. With the exception of Mr. Taylor, our Chief Executive Officer, the number of shares of restricted stock granted to an executive officer is based on a subjective determination of an officer’s individual performance and his current contributions and potential for future contributions to the overall performance of Natural Gas Services Group. In Mr. Taylor’s employment agreement we have agreed to award Mr. Taylor a restricted stock award or equivalent equity awards in January of each year with an aggregate minimum value equal to at least 175% of his Base Salary, subject to current vesting terms and other standard terms which shall be established by the Compensation Committee taking into account the performance of the Company, Mr. Taylor and industry norms. Our compensation consultant concurred with our approach relating to long-term incentives and recommended that we continue the practice.

In 2009, we adopted the 2009 Restricted Stock/Unit Plan (the “Plan”) and it went into effect upon its approval by our shareholders at our 2009 annual meeting. We typically grant awards under the Plan to our executive officers and Directors during the first quarter of each year after reviewing the Company's operational and financial results from the previous year.

During the first and second quarters of 2016, the Company granted the following restricted stock awards in connection with our 2015 financial and operational results and personal accomplishments of our named executive officers:

Name	Dollar Value of the Award	Number of Restricted Shares Awarded
Stephen C. Taylor, CEO and President	$1,679,999	75,915
James R. Hazlett, Vice President - Technical Services	$407,800	20,000
G. Larry Lawrence, Chief Financial Officer	$407,800	20,000

Pursuant to Mr. Taylor's employment agreement, we are required to grant a restricted stock award or equivalent equity awards in January of each year with an aggregate minimum value equal to at least 175% of his Base Salary. See “Compensation Agreements with Management” beginning on page 41 of this Proxy Statement for information concerning Mr. Taylor’s employment agreement.

The Committee also reviewed Mr. Taylor's total compensation level along with Company's performance and Mr. Taylor's personal performance in connection with determining the value of the 2015 restricted stock award. As a result of the Committee's review, the Committee awarded Mr. Taylor (i) 44,284 shares of restricted common stock pursuant to the terms of his employment agreement and (ii) an additional 31,631 shares of restricted common stock in recognition of our 2015 financial and operational results and performance, for a total award of 75,915 shares of restricted common stock. The restricted shares are subject to a two year vesting period (half of the shares vest on the first anniversary date and the remaining half on the second anniversary date), although such vesting is subject to acceleration and will immediately vest in the case of (i) death, disability or retirement of the recipient employee, or (ii) a change of control in the Company, as set forth in the Plan.

On April 6, 2016, the Compensation Committee awarded 20,000 shares of restricted common stock to each of G. Larry Lawrence, our Chief Financial Officer and James R. Hazlett, our Vice President-Technical Services. The restricted shares are subject to a two year vesting period (half of the shares vest on the first anniversary date and the remaining half on the second anniversary date). All of the restricted shares are subject to acceleration and will immediately vest in the case of (i) death, disability or retirement of the recipient employee, or (ii) a change of control in the Company, as set forth in the Plan.

The additional restricted shares which were issued to Mr. Taylor in excess of the 175% of his Base Salary obligation under the terms of his employment agreement, and the restricted stock awards to our other two named executive officers were made in recognition of their personal performance and of the Company's 2015 financial and operational performance as set forth under "Fiscal Year 2015 Performance" on page 20 of this Proxy Statement.

Further information concerning these awards is set forth in column (i) of the "Summary Compensation Table" on page 32 and column (i) of the "Grants of Plan-Based Awards for Fiscal 2015" on page 34.

Other Compensation

We maintain a 401(k) retirement plan in which all of our executives and employees are eligible to participate.  We match executive and employee contributions to our 401(k) plan, on an equal percentage basis, with cash contributions.  The Company matching portion is equal to one-half of the employee’s annual contribution up to a maximum of 3% of the employee’s salary. Our matching amounts for our executive officers are included in column (i) of the “Summary Compensation Table” on page 32.

Total Direct Compensation

In determining the extent to which our chief executive officer compensation program meets the Committee’s compensation philosophy and objectives, the Committee considers the competitiveness of total compensation (the aggregate of base salary, annual cash bonus incentive payment, and the grant value of long-term incentive plan award). Using the Custom Peer Group data from Longnecker’s study and discussing with Longnecker the pay practices of our peers, the total compensation for Mr. Taylor, our Chief Executive Officer, was at approximately the 75th percentile bracket which the Committee believed to be warranted considering our relatively strong (i) 2015 financial and operational results during a difficult time for companies in the oil and gas industry and (ii) total shareholder return when compared to our peer group.

Employment Agreements

We employed Stephen C. Taylor, our President and Chief Executive Officer, in January 2005. On October 23, 2013, we entered into a new written employment agreement with Mr. Taylor. We do not have written employment agreements with any of our other executive officers. On April 24, 2015, we entered into an amendment with Mr. Taylor to his Employment Agreement pursuant to which the "modified single trigger" change of control provision was changed to a "double trigger" change of control. Under the "modified single trigger provision", Mr. Taylor could voluntarily terminate the Employment Agreement for any reason immediately upon a change in control and collect severance benefits. Under the new "double trigger" change of control provision, a change of control must occur followed by the Company or its successor terminating Mr. Taylor's employment other than for cause, death, or disability, or by Mr. Taylor terminating his employment for Good Reason. See “Compensation Agreements with

Management” beginning on page 41 of this Proxy Statement for detailed information concerning Mr. Taylor’s employment agreement, as amended.

Allocation of Amounts and Types of Compensation

Other than the restricted stock awards we grant to our executives from time to time and the determinations made by the Committee as to specific target award opportunities under our IBP, the allocation of different amounts and types of compensation has not been a consideration for us, except with respect to our Chief Executive Officer whose employment agreement currently requires an annual restricted stock award or similar equity award with a value of at least 175% of his base salary.  However, the Committee is in the process of revising its long-term equity compensation program to a hybrid performance and discretionary methodology. See "Chief Executive Officer Equity Compensation" on page 39.  The Committee has not adopted a specific policy or target for the allocation between amounts or types of compensation.  We believe that the use of stock awards in our compensation package will align the interests of our management and employees with our stockholders.  Notwithstanding moderately increasing the use of stock-based compensation, we intend to maintain and continue our practice of having a simplified, but effective and competitive, compensation package.

Change of Control and Severance Arrangements

Our 1998 Stock Option Plan, as amended, and our 2009 Restricted Stock/Unit Plan contains change of control provisions.  In addition, Mr. Taylor’s employment agreement contains change of control and severance provisions.  Information regarding these provisions is provided under the caption “Potential Payments Upon Termination or Change of Control” on page 38.

Perquisites

We provide limited perquisites to our executives. The primary perquisites include allowing our executives a choice of receiving an automobile allowance or personal use of a company-provided automobile and matching contributions made by Natural Gas Services Group under our 401(k) plan.  Although we provide Mr. Taylor with one club membership, since his use of the club is limited solely for business entertainment, we have not considered it to be a perquisite and have not valued it as such for inclusion in column (i) of the "Summary Compensation Table" on page 32.

Our executives also participate in the same medical, dental and life insurance plans as other employees.  However, we pay a greater percentage of the premiums for health insurance for our executives than we do for our other employees.

Limit on Deductibility of Certain Compensation

Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over $1 million dollars per year have not been a factor in our considerations or recommendations. Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to specified executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. The Committee has not taken the requirements of Section 162(m) into account in designing executive compensation.

Say-on-Pay

At our 2015 Annual Meeting of shareholders held in June 2015, we submitted a proposal to our stockholders regarding our executive compensation practices. The proposal was an advisory vote on the 2014 compensation awarded to our named executive officers (commonly known as a “Say-on-Pay” vote). Excluding broker non-votes, our shareholders disapproved our 2014 compensation with less than half (48.6%) of the shares that voted on the proposal voting in favor of our 2014 executive compensation practices.

As noted at the beginning of this section, the results were disappointing since we believe the vote was the result of the influence from recommendations from proxy advisory firms, of which advise institutional investors on voting on annual proxy matters. We believe that their reports contained factual errors and assumptions that resulted in questionable conclusions and recommendations, and in June 2015 we sent a letter to the proxy advisory firms which detailed our issues with their reports. We also sent our shareholders a copy of these letters and filed our correspondence with the Securities and Exchange Commission on June 15, 2015. You can access this filing free of charge on the Investor Relations section of our website (www.ngsgi.com). A paper copy is also available, without charge upon written request, at Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.

Notwithstanding, we took numerous remedial measures, including:

•	adopting a clawback policy the covers all executive officers;

•	adopting executive and director stock ownership guidelines;

•	extending the vesting terms on restricted stock awards made to our executive officers;

•	amending our Corporate Governance Guidelines to include a lead independent director. Charles Curtis, our longest tenured independent director, has been appointed as our lead director; and

•	amending our Bylaws to require a majority vote standard in connection with the uncontested election of Directors subject to shareholder approval.

Corporate Governance Policies

To ensure our compensation programs are aligned with the long-term interest of our shareholders, we have adopted several governance policies that we expect our executive officers to comply with, including meaningful stock ownership guidelines, a pledging and hedging policy and a recapture or “clawback” policy that provides for the recoupment of any performance-based payouts made based on financial results that are not in compliance with any financial reporting requirement that requires restatement of the Company’s financial statements. In addition, to provide our shareholders with a meaningful role in the election of Directors and to enhance our corporate governance standards, we have adopted a "majority vote" requirement in the election of Directors, subject to the approval of our Shareholders at the annual meeting (see Proposal 5). Below are summaries of these new policies.

Compensation Clawback Policy

The Company has adopted a compensation recoupment, or “clawback” policy intended to be consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including equity awards) that is (i) based on material erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement. In addition, the Dodd-Frank Act requires the SEC to issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements. The SEC has issued proposed regulations implementing this portion of the Dodd-Frank Act. Once the SEC finalizes its regulations regarding the required form of a clawback policy under the Dodd-Frank Act, we expect to amend our clawback policy accordingly.

Pledging and Hedging Policy

The Company considers it improper and inappropriate for any director, executive officer or associate to engage in short-term or speculative transactions involving our Common Stock. We therefore prohibit directors, executive officers and other associates from engaging in pledging, short sales or other short position transactions in our Common Stock. We also strongly discourage directors, executive officers and other associates from engaging in certain forms of hedging or monetization transactions.

Director and Executive Officer Stock Ownership Guidelines

The Company has stock ownership requirements for its directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing shareholder value and to further align the interests of our directors and key executives with the interests of our shareholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a market value equal to the following multiple of the individual’s compensation, defined as either a director’s cash retainer fee or an officer’s base salary. The table below indicates the stock ownership guidelines for our executive officers and Board members:

Stock Ownership Guidelines

Executive Officer/Director	(as a multiple of base salary/annual cash retainer)
CEO	3 times Base Salary
All other executive officers	2 times Base Salary
Non-employee Directors	1 times Base Annual Cash Retainer

Each person’s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. Generally, individuals have a five-year period to attain their stock ownership requirements. At any time at which the individual’s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of “Net Shares” received upon vesting of restricted stock, restricted stock units and performance units. “Net Shares” are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy. The policy provides a hardship exemption, for which an individual must submit a request to the corporate governance committee. Presently, all of our directors and our executive officers have attained or exceeded their ownership requirements.

Majority Vote Standard in Uncontested Director Elections

In April 2016, the Board amended our Bylaws to implement a majority vote standard in uncontested elections of Directors. Prior to this amendment, Directors were elected by plurality vote, meaning that nominees for the election of Directors who received the greatest number of votes cast in favor of his or her election would be elected to the Board even if such number of favorable votes was less than a majority of votes cast in the election. Under our revised Bylaws, in uncontested elections each Director must be elected by an affirmative majority of the votes cast. Under our new Bylaw provisions in connection with uncontested elections, abstentions and broker non-votes will not be counted and will have no effect in determining whether the required majority vote has been obtained. With respect to contested elections (those where the number of nominees exceeds the number of directors to be elected), a plurality vote standard will continue to apply. This amendment to our Bylaws requires Shareholder approval at the annual meeting (see Proposal 5).

The Compensation Committee will continue to consider the outcome of Say-on-Pay votes when making future compensation decisions for our named executive officers.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2016 Annual Meeting of Shareholders.

Members of the Compensation Committee

William F. Hughes, Jr. (Chairman)
John W. Chisholm
David L. Bradshaw

Executive Compensation

The table below sets forth the compensation earned by, and paid to our CEO, Stephen C. Taylor, and our other named executive officers for services rendered to us for the fiscal years ended December 31, 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor, Chairman, President & CEO	2015	$561,036	$6,646	1,679,999	$—	$665,252	$—	$14,264	$2,927,197
	2014	540,949	7,267	1,629,169	$—	391,511	—	14,444	2,583,340
	2013	444,798	8,405	1,389,196	86,860(6)	444,324	—	15,752	2,389,335
G. Larry Lawrence, Chief Financial Officer	2015	193,754	2,289	407,800	—	114,538	—	16,722	735,103
	2014	180,708	2,445	375,000	16,910(7)	59,288	—	12,645	646,996
	2013	152,308	3,020	456,150	16,899(8)	66,854	—	13,573	708,804
James R. Hazlett, Vice President, Technical Services	2015	207,539	2,448	407,800	—	122,500	—	31,619	771,906
	2014	200,228	3,574	375,000	33,809(9)	66,263	—	29,259	708,133
	2013	180,989	3,574	456,150	33,819(10)	76,325	—	30,119	780,976

(1)	The amounts reflected in column (d) reflect payments under the company's profit sharing program administered to all employees.

(2)	The amounts in column (e) reflect the grant date fair value of stock granted under our 2009 Restricted Stock/Unit Plan.

(3)
The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2015, 2014 and 2013, in accordance with FASB ASC Topic 718, associated with stock option grants under our 1998 Stock Option Plan.  Assumptions used to calculate these amounts are included in footnote 9 for our audited financial statements for the fiscal year ended December 31, 2015; footnote 8 for our audited financial statement for fiscal year ended December 31, 2014; and footnote 8 for our audited financial statement for fiscal year ended December 31, 2013.

(4)
The amounts in column (g) reflect the cash bonus awards to the named executive officers under our Annual Incentive Bonus Plan, which is discussed in further detail on page 25 under the caption “Short-Term Incentives - Annual Incentive Bonus Plan.”

(5)
The amounts shown in column (i) include matching contributions made by Natural Gas Services Group to each named executive officer under our 401(k) plan and the aggregate incremental cost to Natural Gas Services Group of perquisites provided to our named executive officers as follows:

Name	Year	Automobile Allowance	Personal Use of Company Provided Automobiles	Additional Incremental Portion of Health Insurance Premiums Paid for Officers Only	401(k) Plan	Total(a)
Stephen C. Taylor	2015	$—	$1,800	$6,912	$5,552	$14,264
	2014	—	1,800	7,285	5,359	14,444
	2013	—	1,800	6,715	7,237	15,752
G. Larry Lawrence	2015	10,592	—	—	6,130	16,722
	2014	10,200	—	—	2,445	12,645
	2013	10,200	—	—	3,373	13,573
James R. Hazlett	2015	10,592	—	17,400	3,627	31,619
	2014	10,200	—	16,463	2,596	29,259
	2013	10,200	—	15,828	4,091	30,119
Total	2015	21,184	1,800	24,312	15,309	62,605
	2014	20,400	1,800	23,748	10,400	56,348
	2013	20,400	1,800	22,543	14,701	59,444

(6)
This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2013, in accordance with FASB ASC Topic 718, for 10,000 shares of common stock that vested on January 18, 2013 under the stock option granted to Mr. Taylor on January 18, 2010.

(7)
This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2014, in accordance with FASB ASC Topic 718, for 1,667 shares of common stock that vested on January 24, 2014 under the stock option granted to Mr. Lawrence on January 24, 2011.

(8)
This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2013, in accordance with FASB ASC Topic 718, for 1,666 shares of common stock that vested on January 24, 2013 under the stock option granted to Mr. Lawrence on January 24, 2011.

(9)
This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2014, in accordance with FASB ASC Topic 718, for 3,333 shares of common stock that vested on January 24, 2014 under the stock option granted to Mr. Hazlett on January 24, 2011.

(10)
This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2013, in accordance with FASB ASC Topic 718, for 3,334 shares of common stock that vested on January 24, 2013 under the stock option granted to Mr. Hazlett on January 24, 2011.

Grants of Plan Based Awards

The table below sets forth the estimated future payouts under non-equity incentive plan awards and restricted stock awards granted and the grant date fair value of such awards.

Grants of Plan-Based Awards for Fiscal 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target	Maxi-mum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stephen C. Taylor	1/6/2016	—	—	—	—	—	—	75,915	—	$22.13	$1,679,999
G. Larry Lawrence	4/6/2016	—	—	—	—	—	—	20,000	—	20.39	407,800
James R. Hazlett	4/6/2016	—	—	—	—	—	—	20,000	—	20.39	407,800

(1)
No awards were made under the non-equity Incentive Plan for 2015 except as described of the performance goals under our Annual Incentive Bonus Plan, or the "IBP." More information regarding the IBP and the calculation of awards is provided below and under the caption “Short-Term Incentives - Annual Incentive Bonus Plan” on page 25.

(2)	The information shown in this column reflects awards of restricted stock earned in 2015 (but issued in early 2016) our named executive officers pursuant to our 2009 Restricted Stock/Unit Plan.

Annual Incentive Bonus Plan

Our Annual Incentive Bonus Plan or, the “IBP,” provides for annual non-equity incentive based compensation in the form of cash bonuses to our executive officers.  Our Compensation Committee administers and determines from year to year the executives that are eligible to participate in the IBP.  The Committee establishes target award opportunities for the executives eligible to participate in the plan.  These target award opportunities are expressed as a percentage of an executive’s base salary.  An executive’s target award opportunity is the maximum cash bonus an executive is eligible to receive in any one year under the IBP.

The Committee establishes annual performance levels for Natural Gas Services Group’s total revenues, adjusted EBITDA and adjusted net income before taxes and assigns a weight of 30% to each of these components.  The executive’s individual performance is assigned a weight of 10%.  Detailed information regarding the IBP and the calculation of awards is provided under the caption “Short-Term Incentives – Annual Incentive Bonus Plan” on page 25.

1998 Stock Option Plan

Our 1998 Stock Option Plan provides for the issuance of stock options to purchase up to 750,000 shares of our common stock.  The purpose of this plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide long-term incentives to employees and consultants and to promote the long-term growth and success of our business.  The plan is administered by the Compensation Committee of the Board of Directors.  At its discretion, the Compensation Committee determines the persons to whom stock options may be granted and the terms upon which options will be granted.  In addition, the Compensation Committee may interpret the plan and may adopt, amend and rescind rules and regulations for its administration.  Option awards are generally granted with an exercise price equal to the closing price of our common stock at the date of grant and generally vest based on three years of continuous service and have ten-year contractual terms. On April 5, 2016, subject to shareholder approval, the Board of Directors voted to amend and restate the 1998 Plan to extend the 1998 Plan until February 28, 2026 and increase the number of shares of common stock issuable under the Plan from 750,000 to 1,000,000. See "Proposal 3" on page 50.

As of December 31, 2015, stock options to purchase a total of 414,769 shares of our common stock were outstanding under the 1998 Stock Option Plan. There were no shares included that relate to our non-employee directors under the compensation arrangements described under the caption “Compensation of Directors” on page 40.

A total of 93,419 shares of common stock were available at December 31, 2015 for future grants of stock options under the 1998 Stock Option Plan.

2009 Restricted Stock/Unit Plan

The purpose of our 2009 Restricted Stock/Unit Plan (the “2009 Plan”) is to retain our employees and directors having experience and ability, to attract new employees and directors whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons in our development and financial success. We believe that grants of restricted stock and restricted stock units are an increasingly important means to retain and compensate employees and directors.

General Description

Shares Reserved for Issuance under the 2009 Plan.  A total of 800,000 shares of our common stock are reserved for issuance under the 2009 Plan. The number of shares of our common stock available under the 2009 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in our common stock or capital structure.

Administration.  The Plan is administered by the plan administrator, defined as one or more committees the Company designates consisting of independent directors.  The draft of the Plan appoints our Compensation Committee as the administrator (the “Committee”).

Generally, the Committee has the authority, in its discretion, (a) to select officers, directors and employees to whom awards may be granted from time to time, (b) to determine whether and to what extent, awards are granted, (c) to determine the number of shares of our common stock, or the amount of other consideration to be covered by each award, (d) to approve award agreements for use under the Plan, (e) to determine the terms and conditions of any award (including the vesting schedule applicable to the award), (f) to amend the terms of any outstanding award granted under the Plan, (g) to construe and interpret the terms of the Plan and awards granted, and (h) to take such other action not inconsistent with the terms of the Plan, as the Committee deems appropriate.

Types of Awards; Eligibility.  Awards of restricted stock and restricted stock units (RSUs) may be granted under the Plan. Awards of restricted stock are shares of our common stock that are awarded subject to such restrictions on transfer as the Committee may establish. Awards of RSUs are units valued by reference to shares of common stock that entitle a participant to receive, upon the settlement of the unit, one share of our common stock for each unit. Awards may be granted to our officers, directors and employees and our related entities, if any. Each award granted under the Plan shall be designated in an award agreement.

Terms and Vesting of Awards.  As noted above, the Committee determines the terms and conditions of each award granted to a participant, including the restrictions applicable to shares underlying awards of restricted stock and the dates these restrictions lapse and the award vests, as well as the vesting and settlement terms applicable to RSUs. When an award vests, we deliver to the participant a certificate for the number of shares without any legend or restrictions (except as necessary to comply with applicable state and federal securities laws).

In addition to time-based vesting requirements, the Committee is also authorized to establish quantitative and qualitative performance goals in order for awards to vest.  For instance, quantitative performance standards, including, but not limited to, financial measurements such as (a) increase in share price, (b) earnings per share, (c) total shareholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) net operating income, (i) pre-tax profit, (j) cash flow, (k) revenue, (l) expenses, and (m) EBITDA, or other performance goal requirements may be adopted by the Committee and set forth in the particular restricted stock or RSU agreement which must be met in order for shares to vest.

Termination of Service.  Unless otherwise set forth in an individual award agreement, the Plan and forms of award agreements provide that in the event a participant’s continuous service with us terminates as a result of death, disability or retirement (an “Acceleration Event”), unvested shares or RSUs at the time of termination due to an Acceleration Event will immediately become vested, but only to the extent that such unvested shares or RSUs would have vested within the 12 months following the Acceleration Event.  However, the Committee may revise this default provision on an individual basis, as it deems advisable.  For example, the Committee could elect to accelerate vesting for all unvested shares and/or RSUs upon the occurrence of an Acceleration

Event, or conversely provide that all unvested shares and/or RSUs are forfeited upon the occurrence of an Acceleration Event.  In the case of a termination of service other than by an Acceleration Event, any unvested shares of RSUs will immediately become null and void, except that with respect to Restricted Stock awards, the Board of Directors may vest any or all unvested shares in its discretion in the case of any termination of service.

In addition, subject to revision by the Committee, the default provisions of the Plan and form of award agreements provide that a Change of Control triggers accelerated vesting of all shares or units.  Under the 2009 Plan, a Change in Control Event is generally defined as:

•	a complete liquidation or dissolution;

•	acquisition of 50% or more of our stock by any individual or entity including by tender offer or a reverse merger;

•	a merger or consolidation in which we are not the surviving entity; or

•
during any period not longer than 12 consecutive months, members of the Board who at the beginning of such period cease to constitute at least a majority of the Board, unless the election, or the nomination for election of each new Board member, was approved by a vote of at least 3/4 of the Board members then still in office who were Board members at the beginning of such period.

Restricted Stock.  Under an award of restricted stock, we issue shares of our common stock in the participant’s name; however, the participant’s rights in the stock are restricted until the shares vest.  If the vesting requirements are not met prior to the end of the vesting period, the shares are forfeited.    In connection with an award of restricted stock, since actual shares are issued and outstanding, the participant is legally entitled to vote the shares and receive any dividends declared and paid on our common stock prior to the satisfaction of the vesting requirements.  However, as discussed above, participants who hold unvested restricted stock may not sell, assign or transfer such shares until they have vested.

Restricted Stock Units.  Like a restricted stock award, a restricted stock unit is a grant valued in terms of our common stock. Unlike a restricted stock award, none of our common stock is issued at the time the RSU award is granted.  Instead, the award is a mere promise to deliver shares of our common stock upon satisfaction of the vesting requirements.  Upon satisfaction of the vesting requirements of the award, we then issue and deliver the number of shares subject to the award.  If the vesting requirements are not satisfied prior to the end of the vesting period, the units expire and no shares are issued.  Since shares of our common stock are not issued in connection with RSUs until such time as the vesting conditions have been satisfied, participants in the Plan who receive awards of RSUs will not have any voting rights and will not be entitled to dividends until such time as the units vest and shares of our common stock are issued.

Amendment, Suspension or Termination of the Plan.  We may at any time amend, suspend or terminate the Plan. The Plan will be for a term of ten (10) years unless sooner terminated. Awards may be granted under the Plan upon it becoming effective, but awards granted prior to obtaining shareholder approval will be rescinded if the shareholders do not approve the Plan.  We may amend the Plan subject to compliance with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, and the rules of the NYSE (or such other stock exchange as our common stock may be traded upon at the time).

Change in Capitalization.  Subject to any required action by our shareholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2009 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Committee in the event of: (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock; (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us; or (iii) any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration.” Except as the Committee determines, no issuance by us of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number of shares of common stock subject to an award.

As of April 12, 2016, we had issued 611,292 shares of restricted stock under the 2009 Plan, of which 454,634 have vested and become unrestricted.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information about stock options outstanding as of December 31, 2015 and held by our Chief Executive Officer, Stephen C. Taylor, and each other named executive officer.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor	15,000	—	—	$14.22	11/21/2016	—	—	—	—
	40,000	—	—	$20.06	1/15/2018	—	—	—	—
	25,000	—	—	$17.51	9/10/2018	—	—	—	—
	30,000	—	—	$9.95	1/28/2019	—	—	—	—
	23,852	—	—	$7.84	3/17/2019	—	—	—	—
	30,000	—	—	$19.90	1/18/2020	—	—	—	—
	—	—	—	—	—	83,590	$1,629,169	—	—
G. Larry Lawrence	5,000	—	—	$17.81	1/24/2021	—	—	—	—
	—	—	—	—	—	20,000	$375,000	—	—
James R. Hazlett	5,000	—		$17.51	9/10/2018	—	—	—	—
	10,000	—	—	$17.74	12/9/2019	—	—	—	—
	10,000	—	—	$17.81	1/24/2021	—	—	—	—
	—	—	—	—	—	20,000	$375,000	—	—

Option Exercises and Stock Vested in 2015

In the table below, we show certain information about (i) the number of shares of common stock acquired upon exercise of stock options by each of the named executive officers in 2015 and the value realized on exercise of the stock options and (ii) stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Stephen C. Taylor	45,000	$404,500	49,420	$1,087,240
G. Larry Lawrence	—	—	18,333	368,859
James R. Hazlett	—	—	18,333	368,859

Potential Payments Upon Termination or Change of Control

Our 1998 Stock Option Plan and 2009 Restricted Stock/Unit Plan contains “change of control” provisions. These provisions are designed to provide some assurance that we will be able to rely upon each executive’s services and advice as to the best interests of Natural Gas Services Group and our shareholders without concern that the executive might be distracted by the personal uncertainties and risks created by any proposed or threatened change of control and to promote continuity of our executive team.

Under our stock option plan, the Committee may adjust the stock options held by our executives upon the occurrence of a change of control. With this authority, the Committee may in its discretion elect to accelerate the vesting of any stock options that were not fully vested and allow for the exercise of such options as to all shares of stock subject thereto.

Likewise, under our 2009 Restricted Stock/Unit Plan, a change in control will accelerate the vesting of all awards under the plan unless the Committee has provided otherwise in a particular award under the plan.  In addition, upon death, disability or retirement, any vesting or other restrictions on the restricted stock awards will accelerate or lapse such that all shares underlying a restricted stock award will become unencumbered.

As noted in the tables above and summarized below, our named executive officers have stock options and restricted stock awards which are subject to certain vesting requirements.

At December 31, 2015, our named executive officers had the following number of unvested restricted stock awards which were subject to forfeiture as of that date:

•	Stephen C. Taylor -- 83,590 shares

•	G. Larry Lawrence -- 20,000 shares

•	James R. Hazlett -- 20,000 shares

Each of these restricted stock awards could have become vested and issued without restrictions on December 31, 2015 assuming a change of control were to have occurred on that date.  In addition, the restricted stock awards would have been issued without restrictions on December 31, 2015, assuming the named executive officer had died, became disabled or retired.  The closing price of our common stock on December 31, 2015, was $22.30 per share.  Accordingly, on December 31, 2015, had there been a change in control event or had the named executive officer died, became disabled or retired, the vesting terms of the restricted stock awards would have lapsed and the shares would have become unrestricted.  As a result, there was a potential for Messrs. Taylor, Hazlett and Lawrence to realize immediate value upon the lapse of restrictions on restricted stock awards as follows:  Mr. Taylor --$1,864,057; Mr. Lawrence --$446,000; and Mr. Hazlett --$446,000.

As described under “Compensation Agreements with Management” on page 41, we entered into a written employment agreement with Stephen C. Taylor, President, Chief Executive Officer and Chairman of the Board in October 2013.  Under the employment agreement, Mr. Taylor is eligible for certain benefits in connection with a change in control.  These provisions were included in Mr. Taylor’s initial employment agreement with us and were continued in his current agreement as part of our negotiations with Mr. Taylor as to the terms of his employment and as an inducement for him to continue his employ with our company.  The change of control and severance provisions were designed to promote stability and continuity with respect to Mr. Taylor’s employment as our Chief Executive Officer and President.

The following table summarizes the benefits in effect as of December 31, 2015 that Mr. Taylor would receive assuming that a qualifying termination (i.e., a termination described in footnote 2 below) in connection with a change in control, death or disability or a termination by the Company without cause, or a voluntary termination by Mr. Taylor with and without good reason, occurred on December 31, 2015. Those payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Chief Executive Officer Potential Payments Table

Named Executive Officer Stephen C. Taylor	Qualifying Termination in Connection with a change in Control, Voluntary Resignation with Good Reason, or Termination by Company without Cause (1) ($)	Death or Disability(2) ($)	Termination by Company with Cause, Voluntary Termination without Good Reason ($)	Retirement(2) ($)
Acceleration of Unvested Restricted Stock Units (3)	$1,864,057	$1,864,057	$—	$1,864,057
Severance	3,665,675	—	—	—
Medical, Dental, and Vision Benefits	32,220	—	—	—
Life Insurance Premiums	756	—	—	—
TOTAL	$5,562,708	$1,864,057	$—	$1,864,057

(1)
See "Compensation Agreements with Management" beginning on page 41 for definitions and discussion of Mr. Taylor's severance package in connection with termination due to change of control, voluntary resignation with good reason or termination by the Company without cause.

(2)	In the event of Mr. Taylor’s employment terminates on account of death, disability, or qualified retirement, 100% of unvested Restricted Stock awards will immediately vest.

(3)	The value attributable to the acceleration of unvested Restricted Stock awards is based upon the number of awards multiplied by the closing price of our common stock ($22.30) on December 31, 2015.

Chief Executive Officer Equity Compensation
In an attempt to attract and retain critical leadership talent, which the Board of Directors believes is a central element of creating durable shareholder value, the Compensation Committee is in the process of restructuring the equity incentive program for our Chief Executive Officer.

Compensation awarded under the new equity compensation program will be primarily based on the Total Shareholder Return (TSR) of the Company relative to the TSR of each member of the Company’s peer group over a one-year period. In addition, the Compensation Committee will continue to exercise a degree of discretion in administering this equity compensation program given the inherent volatility in the oil and natural gas business environment as well as a number of other quantitative and qualitative factors.

As a result of discussions with our stakeholders and CEO, the Compensation Committee intends to target quantitative-based incentive equity compensation at 175% of the CEO’s base salary.

Based on the Company’s relative one-year TSR, the Compensation Committee envisions target multiples of the base 175% level as follows:

TSR Performance Percentile	< 25th	25th	50th	75th
Number of Peers Outperformed	0-2	3	6	9
Multiplier	0.75		1.5	2.0

In addition, as noted above, the Compensation Committee retains discretion to adjust the awards based on other relevant quantitative and qualitative performance measures and for both absolute and relative extraordinary achievement in line with the objective of attracting and retaining best in class leadership.

The Compensation Committee intends to formalize this program with the Company's CEO within the next few months so that the annual equity award to be granted in 2017 will be made under the new program outlined above. In addition, as noted elsewhere in this Proxy Statement, future awards will be subject to vesting requirements under which share awards will vest in equal one-third tranches on December 31 of the grant year and the subsequent two years.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors.  In setting compensation for our Directors, we consider the substantial amount of time that Directors expend in fulfilling their duties to us and our shareholders, as well as the skill-sets required to fulfill these duties.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee Directors during the fiscal years ended December 31, 2015, 2014 and 2013.

Name	Year	Fees Earned Or Paid ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles G. Curtis	2015	$50,000	$102,975	$—	$—	$—	$—	$152,975
	2014	50,000	99,988	—	—	—	—	149,988
	2013	30,000	46,875	—	—	—	—	76,875
David L. Bradshaw	2015	60,000	102,975	—	—	—	—	162,975
	2014	60,000	99,988	—	—	—	—	159,988
	2013	40,000	46,875	—	—	—	—	86,875
John Chisholm	2015	50,000	102,975	—	—	—	—	152,975
	2014	50,000	99,988	—	—	—	—	149,988
	2013	30,000	46,875	—	—	—	—	76,875
William F. Hughes	2015	60,000	102,975	—	—	—	—	162,975
	2014	60,000	99,988	—	—	—	—	159,988
	2013	40,000	46,875	—	—	—	—	86,875

(1)
Our non-employee Directors are paid a quarterly cash fee for their attendance at each meeting of our Board of Directors.  The cash fee payable to our non-employee Directors for 2015 and 2014 was $11,250 per quarter.  In addition, (i) the Chairman of the Audit Committee, David L. Bradshaw and the Chairman of the Compensation Committee, William F. Hughes Jr., were entitled to an additional quarterly cash fee in the amount of $3,750 and (ii) the Chairman of the Nominating Committee John W. Chisholm, and the Chairman of the Governance and Personnel Development Committee, Charles G. Curtis, were entitled to an additional quarterly cash fee in the amount of $1,250. In 2013, our non-employee Directors were paid a quarterly cash fee for their attendance at each meeting of our Board of Directors. The cash fee payable to our non-employee Directors was $7,500 per quarter. Each of our non-employee Directors received a cash fee payment of $7,500 for the four quarters in 2013, totaling $30,000. In addition, the Chairman of the Audit Committee, David L. Bradshaw was entitled to an additional quarterly cash fee in the amount of $2,500; and the Chairman of the Compensation Committee, William F. Hughes Jr., was entitled the same additional quarterly cash fee of $2,500.

(2)
On March 19, 2015, each of our non-employee Directors were granted 5,492 restricted shares of common stock at an issue price of $18.75 per share; and on March 20, 2014, each of our non-employee Directors were granted 3,288 restricted shares of common stock at an issue price of $30.41 per share; and on March 21, 2013, each of our non-employee Directors were granted 2,500 restricted shares of common stock at an issue price of $18.75 per share.

Cash Compensation Paid to Independent Directors

We pay our non-employee Directors a quarterly cash fee for their attendance at each meeting of our Board of Directors.  The cash fee payable to our non-employee Directors for 2015 was $11,250 per quarter.  In addition, the Chairmen of the Audit and Compensation Committees were entitled to an additional quarterly cash fee in the amount of $3,750; while the Chairmen of the Nominating and Governance and Personnel Development committees were entitled to an additional quarterly cash fee of $1,250.

Equity Based Compensation Paid to Independent Directors

In 2013, each independent Director received a static grant of 2,500 shares of restricted shares of Company common stock for each year. Beginning in 2014, our Board of Directors revised the Company's compensation policy for independent directors so that in lieu of issuing a static 2,500 restricted shares of Company common stock as in past years, the independent directors now receive an annual award of restricted shares based upon a review of equity award values paid by other public companies in the Company's peer group and the Company's market and financial performance in comparison to such peer group companies. For 2015, based upon the Company's performance compared to its peer group, the Compensation Committee recommended and the Board approved an equity award value of approximately $103,000 in restricted stock. In connection therewith, each of our four independent directors was granted for 2015 the amount of 5,492 shares of restricted stock pursuant to the Plan, based upon the closing price of $18.75 per share as of March 19, 2015, the date of the grant. The restricted shares are subject to vesting whereby no shares will vest during the first year, and then upon the first anniversary date of the award, one-fourth of the shares will vest every three months so that all restricted shares will have vested on the second anniversary date of the grant of the award. Notwithstanding the vesting schedule, all of the restricted shares are subject to acceleration and will immediately vest in the case of (i) death, disability, or retirement of the recipient employee, or (ii) a change of control in the Company, as set forth in the Restricted Stock Plan.

Directors who are our employees do not receive any compensation for their services as Directors.

Other

All Directors are reimbursed for their expenses incurred in connection with attending meetings. We provide liability insurance for our Directors and officers. The cost of this coverage for 2015 was $100,113. We do not offer non-employee Directors travel accident insurance, life insurance or a pension or retirement plan.

Compensation Agreements with Management

On October 23, 2013, we and Stephen C. Taylor entered into a new employment agreement (the “Employment Agreement”), pursuant to which Mr. Taylor continues his employment as our President and Chief Executive Officer. The new Employment Agreement became effective on the same date and Mr. Taylor’s previous employment agreement with us, which was set to expire on October 25, 2013, was terminated in connection therewith.

On April 24, 2015, we entered into an amendment with Mr. Taylor to his Employment Agreement pursuant to which the "modified single trigger" change of control provision was changed to a "double trigger" change of control. Under the "modified single trigger provision", Mr. Taylor could voluntarily terminate the Employment Agreement and for any reason and collect severance benefits. Under the new "double trigger" change of control provision, a change of control must occur followed by the Company or its successor terminating Mr. Taylor's employment other than for cause, death, or disability, or by Mr. Taylor terminating his employment for Good Reason. We discuss the definitions of "Change of Control" and "Good Reason" below, along with Mr. Taylor's severance benefits in connection with these events.

The term of the Employment Agreement is for three years but the agreement contains an “evergreen” feature whereby the agreement is automatically extended on a monthly basis on the last day of each month so that the term of the agreement will always be three years unless written notice of nonrenewal is given by the Company. If a notice of nonrenewal is given, the term of employment then ends three years from the date of that written notice of nonrenewal unless terminated earlier as described below. The Employment Agreement provides for Mr. Taylor to receive a base salary, potential cash bonus, equity compensation, and certain other benefits, which are summarized below.

Base Salary.  Mr. Taylor’s annual 2015 base salary of $543,063 (“Base Salary”) remained the same for the remainder of 2015.  However, the Base Salary will be reviewed annually at the beginning of the year by, and may be increased at the discretion of, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Bonus.  Mr. Taylor will continue to be eligible for an annual cash bonus under the Company’s current Annual Incentive Bonus Plan. Mr. Taylor’s annual bonus opportunity payable upon achievement of “target” levels shall be at least a hundred percent (100%) of Base Salary for 2015 and at least one hundred percent (100%) thereafter. The performance metrics, weighting and thresholds for each annual bonus opportunity will be determined by the Company’s Board of Directors or Compensation Committee in good faith following consultation with Mr. Taylor.

Annual Equity Compensation.  Mr. Taylor will be eligible for annual grants of equity-based incentive awards under the Company’s equity compensation plans.  The Company has agreed to award Mr. Taylor a restricted stock award or equivalent equity awards in January of each year with an aggregate minimum value equal to at least 175% of the Executive's Base Salary, subject to vesting terms and other standard terms which shall be established by the Compensation Committee taking into account the performance of the Company, Mr. Taylor and industry norms.

Benefits.  The Company will provide Mr. Taylor such retirement, and other benefits as are customarily provided to similarly situated executives of the Company, including paid vacation, coverage under the Company’s medical, life, disability and other insurance plans, and reimbursement for all reasonable business expenses in accordance with the Company’s expense reimbursement policy.

Termination. The Company or Mr. Taylor may terminate the agreement prior to the expiration of its Term at any time upon written notice.

Severance upon Early Termination. Mr. Taylor will be entitled to the following severance benefits during the first ten years of his employment:

(A) If (i) the Company terminates Mr. Taylor's agreement without Cause (ii) Mr. Taylor terminates the agreement for Good Reason or due to a Change of Control event (as defined below) followed by the Company or its successor terminating Mr. Taylor's agreement without cause or Mr. Taylor terminating the agreement for Good Reason or (iii) Mr. Taylor's employment is terminated due to death or disability, then he will receive (a) a lump sum payment equal to 300% of Base Salary and Annual Bonus; (b) vesting of all unvested equity awards or other long-term incentive compensation; (c) continuation of health insurance benefits and payment of any life insurance premiums for a period of 36 months after termination; and (d) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

(B) If Mr. Taylor's employment is terminated for Cause or he voluntarily resigns, then he will be entitled to any unpaid compensation earned through the date of termination and receipt of any other vested benefits which had not yet been paid prior to the date of termination.

(C) If Mr. Taylor retires in compliance with the Company's retirement policy, then he will be entitled to (i) any unpaid compensation earned through the date of retirement; (ii) vesting of all unvested equity awards or other long-term incentive compensation; and (iii) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

After the tenth anniversary date of Mr. Taylor's employment agreement, in the event the Company delivers to Mr. Taylor a Notice of Nonrenewal and:

(A) his employment is automatically terminated upon the expiration of the remaining three year term, Mr. Taylor shall be entitled to (i) any unpaid compensation earned through the date of retirement; (ii) vesting of all unvested equity awards or other long-term incentive compensation; and (iii) receipt of any other vested benefits which had not yet been paid prior to the date of; or

(B) his employment is terminated prior to the expiration of the remaining three year term, unless said termination is due to Cause, voluntary resignation or retirement, then Mr. Taylor shall be entitled to (i) lump sum payment of his Base Salary at the time of termination for the remainder of the three year term of the agreement; (ii) a lump sum cash payment equal to 100% of the Annual Bonus for each full year (if any) remaining in the three year term, plus a pro-rata portion of such Annul Bonus for any partial remaining year in the three year term; (iii) vesting of all unvested equity awards or other long-term incentive compensation; (iv) continuation of health insurance benefits and payment of any life insurance premiums for the remainder of the three year term of the agreement; and (v) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

Under the Employment Agreement, a "Change of Control" event includes (i) the acquisition by a person, entity or group of related persons or entities of more than 30% of the total voting power in the Company (excluding sales to underwriters in a public offering); (ii) consummation of the sale of 50% or more of the Company's assets; (iii) consummation of a merger or consolidation of the Company with or into an entity unless the voting securities of the Company immediately prior to the merger or consolidation continue to represent more the 70% of the voting power of the surviving entity after the merger or consolidation; and (iv) replacement of at least a majority of the incumbent members of the Company's Board of Directors, excluding directors whose election to the Board was approved by at least a majority of the then incumbent directors, subject to further limited exceptions as set forth in the "Change of Control" definition in Employment Agreement.

Under the Employment Agreement, a "Good Reason" event includes (i) a material diminution of Mr. Taylor's duties, control, authority or status or position or a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors; (ii) a material reduction in Mr. Taylor's compensation; (iii) a material breach by the Company of the Employment Agreement; or (iv) a relocation of more than fifty miles of Mr. Taylor's principal office with the Company or its successor. And in connection with a termination due to Change of Control, the following provisions also constitute “Good Reason” events: (i) a material diminution of Mr. Taylor's duties, control, authority or status or position or a requirement that Mr. Taylor report to a corporate officer or employee instead of reporting directly to the Company's or successor’s board of directors depending on its composition after the change in control; (ii) the failure of the Company or successor to continue in effect any plan in which Mr. Taylor participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement has been made with respect to any such plan on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided; and (iii) a material breach by the Company or its successor of the Employment Agreement or any other material agreement between Mr. Taylor and the Company or its successor.

Non-Competition and Non-Solicitation. In connection with the payment of the severance benefits described above, for a period of two years following Mr. Taylor’s separation from the Company, he may not compete with the Company in any geographic area within a 100 mile radius of a Company owned or leased facility which is Company staffed and actively engaging in business on behalf of the Company.

We do not have any written employment agreements with our other named executive officers.

Limitation on Directors’ and Officers’ Liability

Our Articles of Incorporation provide our Directors and Officers with certain limitations on liability to us or any of our shareholders for damages for breach of fiduciary duty as a Director or officer involving certain acts or omissions of any such Director or Officer.

This limitation on liability may have the effect of reducing the likelihood of derivative litigation against Directors and Officers and may discourage or deter shareholders or management from bringing a lawsuit against Directors and Officers for breach of their duty of care even though such an action, if successful, might otherwise have benefited our shareholders and us.

Our Articles of Incorporation and bylaws provide certain indemnification privileges to our Directors, employees, agents and officers against liabilities incurred in legal proceedings.  Also, our Directors, employees, agents or officers who are successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, are entitled to receive indemnification against expenses, including attorneys’ fees, incurred in connection with the proceeding.

We are not aware of any pending litigation or proceeding involving any of our Directors, Officers, employees or agents as to which indemnification is being or may be sought, and we are not aware of any other pending or threatened litigation that may result in claims for indemnification by any of our Directors, officers, employees or agents.

Even though we maintain Directors’ and Officers’ liability insurance, the indemnification provisions contained in our Articles of Incorporation and bylaws remain in place.

Procedures for Reviewing Certain Transactions

On March 7, 2007, we adopted a written policy for the review, approval or ratification of related party transactions. All of our officers, Directors and employees are subject to the policy. Under this policy, the Audit Committee will review all related party transactions for potential conflict of interest situations. Generally, our policy defines a “related party transaction” as a transaction in which we are a participant and in which a related party has an interest. A “related party” is:

•	any of our Directors, Officers or employees or a nominee to become a Director;

•	an owner of more than 5% of our outstanding common stock;

•	certain family members of any of the above persons; and

•	any entity in which any of the above persons is employed or is a partner or principal or in which such person has a 5% or greater ownership interest.

Approval Procedures

Before entering into a related party transaction, the related party or our department responsible for the potential transaction must notify the CEO or the Audit Committee of the facts and circumstances of the proposed transaction.  If the amount involved is equal to or less than $100,000, the proposed transaction will be submitted to the CEO.  If the amount involved exceeds $100,000, the proposed transaction will be submitted to the Audit Committee.  Matters to be submitted will include:

•	the related party’s relationship to us and interest in the transaction;

•	the material terms of the proposed transaction;

•	the benefits to us of the proposed transaction;

•	the availability of other sources of comparable properties or services; and

•	whether the proposed transaction is on terms comparable to terms available to an unrelated third party or to employees generally.

The CEO or the Audit Committee, as applicable, will then consider all of the relevant facts and circumstances available, including the matters described above and, if applicable, the impact on a director’s independence.  Neither the CEO nor any member of the Audit Committee is permitted to participate in any review, consideration or approval of any related party transaction if such person or any of his or her immediate family members is the related party. After review, the CEO or the Audit Committee, as applicable, may approve, modify or disapprove the proposed transaction. Only those related party transactions that are in, or are not inconsistent with, our best interests and that of our shareholders will be approved.

Ratification Procedures

If one of our officers or Directors becomes aware of a related party transaction that has not been previously approved or ratified by the CEO or the Audit Committee then, if the transaction is pending or ongoing, the transaction must be submitted, based on the amount involved, to either the CEO or the Audit Committee and the CEO or the Audit Committee will consider the matters described above. Based on the conclusions reached, the CEO or the Audit Committee, as applicable, will evaluate all options, including ratification, amendment or termination of the related party transaction. If the transaction is completed, the CEO or the Audit Committee will evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction or any disciplinary action is appropriate, and will request that we evaluate our controls and procedures to determine the reason the transaction was not submitted to the CEO or the Audit Committee for prior approval and whether any changes to the procedures are recommended.

We did not have any related party transactions in 2015 with our Officers or Directors.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

For purposes of the following tables, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person has the right to acquire within 60 days.

The following table indicates the beneficial ownership of our Common Stock as of April 22, 2016 by: (1) each of our current directors and nominees for election; (2) our chief executive officer, principal accounting officer and our other named executive officers (as defined in Item 402(a) (3) of Regulation S-K) (together as a group, the " Named Executive Officers"); and (3) all of our current directors, nominees and executive officers as a group, based on our records and data supplied by each of the current directors, nominees and executive officers.

Name of Beneficial Owner and Position	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors & Nominees Who Are Not Named Executive Officers

John W. Chisholm	36,340(2)	*
Current Director & Director Nominee

Charles G. Curtis	85,021(3)	*
Current Director

William F. Hughes, Jr.	149,164(4)	1.16%
Current Director

David L. Bradshaw	19,048	*
Current Director

Named Executive Officers

Stephen C. Taylor	446,590(5)	3.47%
Chief Executive Officer, Current Director
James R. Hazlett	92,723(6)	*
Vice President – Technical Services
G. Larry Lawrence	56,221(7)	*
Chief Financial Officer
All Directors (and nominees) and executive officers as a group (7 persons)	885,107(8)	6.88%

*    Less than one percent.

(1) The number of shares listed includes all shares of common stock owned by, or which may be acquired within 60 days of April 22, 2016 upon exercise of warrants and options held by the shareholder (or group). Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission.  Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers. As of April 22, 2016, none of the shares of common stock owned by our officers and Directors had been pledged as collateral to secure repayment of loans.

(2) Includes 15,000 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan.

(3) Includes 12,500 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan.

(4) Includes 110,500 shares of common stock indirectly owned by Mr. Hughes through the William and Cheryl Hughes Family Trust. Mr. and Mrs. Hughes are co-trustees of the William and Cheryl Hughes Family Trust and have shared voting and investment powers with respect to the shares held by the trust.  Mr. and Mrs. Hughes are beneficiaries of the trust along with their two children.

(5) Includes 148,852 shares of common stock that may be acquired upon exercise of stock options granted to Mr. Taylor.

(6) Includes 25,000 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan.

(7) Includes 5,000 shares of common stock that may be acquired upon exercise of stock options granted under our 1998 Stock Option Plan.

(8) Includes 206,352 shares of common stock that may be acquired upon exercise of stock options.

The following table sets forth information as of April 22, 2016 regarding the beneficial owners of more than five percent of the outstanding shares of our Common Stock. To our knowledge, there are no beneficial owners of more than five percent of the outstanding shares of our Common Stock as of April 22, 2016 other than those set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Blackrock, Inc.	796,871(1)	6.19%
40 East 52nd Street
New York, New York 10022

Neuberger Berman Group LLC	1,046,735(2)	8.14%
605 Third Avenue
New York, New York 10158

Dimensional Fund Advisors	996,460(3)	7.73%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746

(1)
As reported in Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on January 27, 2016. According to the filing, Blackrock, Inc. has the sole voting and dispositive power over the shares reported in the table above.

(2)
As reported in Amendment No. 7 to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2016.  According to the filing, Neuberger Berman Group LLC and Neuberger Berman LLC beneficially own the shares.

(3)
As reported in Amendment No. 3 to schedule 13G filed with the Securities and Exchange Commission in February 9, 2016. According to the filing, Dimensional Fund Advisors holds voting and/or investment power over the shares, but economic ownership is beneficially by four investment companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, officers and persons who beneficially own more than 10% of our Common Stock to file certain reports of beneficial ownership with the Securities and Exchange Commission.  These reports show the Directors’, officers’ and greater than 10% shareholders' ownership and the changes in ownership of our common stock and other equity securities.  The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the person or entity filing the report.

Based on a review of Section 16(a) filings furnished to us, all transactions in our equity securities required to be reported by Section 16(a) of the Securities Exchange Act of 1934, as amended, were reported on a timely basis, except for the following:  In January and March of 2015, with respect to the vesting of certain restricted common stock awards, the following of our officers and directors inadvertently failed to timely file Form 4's relating to the disposal of the number of  shares listed in connection with their election to withhold shares in payment of income tax obligations arising from the vesting of the awards: David Bradshaw - 206 shares; John Chisholm - 206 shares; James R. Hazlett - two transactions of 1,088 and 4,066 shares; G. Larry Lawrence - two transactions of 1,088 and 4,067 shares; and Stephen C. Taylor - 20,547 shares.  Appropriate Form 4's were filed in June 2015 when the error was discovered.

In addition, in December of 2015 Charles G. Curtis inadvertently failed to timely file a Form 4 in connection with the exercise of a stock option for 2,500 shares of our common stock.  Mr. Curtis filed a Form 4 reporting the missed transaction in January 2016.

All of the foregoing late filings related to exempt transactions under Section 16.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee of the Company shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

Our Audit Committee, pursuant to its charter, is responsible for (i) overseeing the integrity of our financial statements; (ii) financial reporting processes; (iii) compliance with legal and regulatory requirements; (iv) the independent registered public accounting firm qualifications and independence; (v) annually reviewing and assessing the committee's performance and its charger; (vi) and the performance of our internal accounting functions and independent registered public accounting firm.

Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee reviews with management our financial statements and management’s assessment of internal controls over financial reporting; reviews with the independent registered accounting firm their independent report on the condition of the Company's financial statements; and reviews the activities of the independent registered public accounting firm.  The Audit Committee selects our independent registered public accounting firm each year.  The Audit Committee also considers the adequacy of our internal controls and accounting policies.  While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company's management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.The chairman and members of the Audit Committee are all independent Directors of our Board of Directors within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

The Audit Committee has reviewed and discussed our audited financial statements with our management.  The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).  In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm matters pertaining to their independence.  Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2015 for filing with the Securities and Exchange Commission.  See “Proposal 4– Ratification of Appointment of Independent Registered Accounting Firm” on page 55.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company's management and independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Respectfully submitted by the Audit Committee,

David L. Bradshaw, Chairman
Charles G. Curtis
William F. Hughes, Jr.

PROPOSAL 2 – CONSIDERATION OF AN ADVISORY VOTE ON COMPENSATION PROGRAMS FOR ITS NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), gives the stockholders the  right to endorse or not endorse the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.  The proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the Company's executive compensation.

At the Company's annual meeting of shareholders held in June 2011, our shareholders recommended that the advisory vote on the Say-on-Pay of our named executives in our proxy materials be submitted annually, notwithstanding that our Board of Directors recommended that the advisory vote be submitted every third year. In light of the recommendation of the shareholders, we intend to include the Say-on-Pay advisory vote in our proxy materials on an annual basis until the next shareholder vote on the frequency of Say-on-Pay or our Board of Directors otherwise determines that a different frequency of Say-on-Pay vote is in the best interests of the shareholders.

We are asking our stockholders to indicate whether or not they support the compensation program as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation policies, methodologies and practices described in this proxy statement.  Accordingly, we ask our shareholder to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.”

The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.  Our compensation philosophy is to provide an executive compensation program that:

•	rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;

•	is fair and reasonable and appropriately applied to each executive officer;

•	is competitive with compensation programs offered by our competitors; and

•
is appropriately focused on achieving annual financial and operational goals through the Company's cash bonus plan and on maximizing stockholder value over the long term, through grants of restricted shares and stock options.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL 3 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1998 STOCK OPTION PLAN

Proposal

To consider and vote upon a proposal to amend and restate the Natural Gas Services Group, Inc. Stock Option Plan to (1) increase the number of shares authorized for issuance thereunder from 750,000 to 1,000,000 shares of common stock and (2) extend the term of the Plan for an additional ten years, until February 28, 2026.

History of the Plan and Description of the Proposed Amendment

On December 18, 1998, the Board of Directors adopted the 1998 Stock Option Plan of Natural Gas Services Group, Inc. (the “1998 Plan” or simply the “Plan”), and directed that the 1998 Plan be submitted to the shareholders for approval. The 1998 Plan became effective when it received such approval on December 18, 1998. On May 9, 2006, the Compensation Committee of the Board of Directors voted to amend the 1998 Plan and the amendments were approved by our shareholders at our 2006 Annual Meeting of Shareholders (the “2006 Plan”). The 2006 Plan amendments, among other things, extended the terms of 1998 Plan until March 1, 2016 and increased the number of shares of common stock issuable under the 2006 Plan from 150,000 to 550,000. On April 15, 2009, the Compensation Committee of the Board of Directors voted to further amend the Plan to add an additional 200,000 shares of common stock to the Plan, thereby authorizing the issuance of up to 750,000 shares of common stock under the Plan and the amendment was approved at our 2009 Annual Meeting of Shareholders.

On April 5, 2016, subject to shareholder approval, the Board of Directors voted to amend and restate the Plan to extend the Plan until February 28, 2026 (the “2016 Plan” or simply the “Plan”) and increase the number of shares of common stock issuable under the Plan from 750,000 to 1,000,000.

The 2016 Plan amendment will become effective if a majority of the votes cast are in favor of the proposal. If the amendment is not approved, no further options may be granted under the 2006 Plan, although all options granted prior to March 1, 2016, which continue to be outstanding, will remain in force until such time as the options are either exercised or expire pursuant to the terms set forth in such options.

The purposes of the Plan, which are unchanged by the proposed amendment, are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Summary Description of the Plan

The following summary of the Plan, as amended and restated, is qualified in its entirety by reference to the text of the Plan, as amended and restated, which is attached as Appendix A. The Plan has been and will continue to be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full and final authority, in its discretion, to grant incentive stock options or non-statutory stock options, to select the persons who would be granted stock options and determine the number of shares subject to each option, the duration and exercise period of each option and the terms and conditions of each option granted.

The Major Provisions of the Plan as amended and restated are as follows:

Eligibility. The Compensation Committee is authorized to grant stock options to any person selected by the Compensation Committee, including employees, officers who are also directors of Natural Gas Services Group, directors who are not employees of Natural Gas Services Group and consultants. Incentive stock options may be granted only to employees of Natural Gas Services Group.

Option Price. The option exercise price for shares of common stock issued upon exercise of an option is such price as is determined by the Compensation Committee. However, for incentive stock options granted to employees the option price will be not less than 100% of the fair market value of the Company’s common stock on the date the option is granted, except that if an incentive stock option is granted to an employee who owns more than 10% of our outstanding common stock, the option price will be not less than 110% of the fair market value of the common stock on the date of grant. Fair market value for purposes of the Plan is the closing price of the common stock as reported on the New York Stock Exchange on the relevant date.

Duration of Options. Each stock option will terminate on the date fixed by the Compensation Committee, which shall be not more than ten years after the date of grant. However, in the case of an incentive stock option granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the our outstanding stock, the term of the option will be five years from the date of grant or such shorter time as may be provided in the stock option agreement.

Exercise Period. In the case of incentive stock options, if an optionee’s employment is terminated for any reason, except death or disability, the optionee has three months in which to exercise an option (but only to the extent exercisable on the date of termination) unless the option by its terms expires earlier. If the employment of the optionee terminates by reason of total and permanent disability, the option may be exercised during the period of twelve months following termination of employment. If an optionee dies while an employee or within three months from the date of termination, the right to exercise shall terminate twelve months from the date of death. The options terminate immediately prior to the dissolution or liquidation of Natural Gas Services Group, unless the Compensation Committee gives each optionee the right to exercise his option as to all or any part of the option, including shares as to which the option would not otherwise be exercisable. If we sell all or substantially all of our assets or we merge with or into another entity in a transaction in which it is not the survivor, options will be assumed or an equivalent option will be substituted by the successor corporation, unless the Compensation Committee determines that the optionee has the right to exercise the option as to all of the shares, including shares as to which the option would not otherwise be exercisable. The Compensation Committee has the right to alter the terms of any option at grant or while outstanding pursuant to the terms of the Plan.

Payment. Payment for stock purchased on the exercise of a stock option must be made in full at the time the stock option is exercised. The Compensation Committee may, in its discretion, permit payment for the exercise price to be made in cash, check, other shares of common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which the option is exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of shares as permitted under the Colorado Business Corporation Act.

Shares That May Be Issued under the Plan. Prior to the increase in authorized shares set forth in this proposal, a maximum of 750,000 shares of our common stock, as may be adjusted as described below, may be issued upon exercise of stock options granted under the Plan. This number includes the number of shares of Natural Gas’ common stock originally authorized in 1998 (150,000 shares) plus the additional shares added in the 2006 and 2009 amendments (600,000 shares). In connection with extending and restating the Plan, a total of 250,000 additional shares will be authorized pursuant to this proposed amendment. The 250,000 additional shares available represent approximately 1.9% of our common stock issued and outstanding on April 18, 2016. At the date of this proxy statement, 241,812 shares of common stock have already been issued under the Plan and 414,769 shares are subject to currently outstanding stock options, leaving 93,419 shares of common stock available from the 750,000 shares authorized prior to this proposal. The number of shares available under the Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action. If any stock option terminates or is canceled for any reason without having been exercised in full, the shares of stock not issued will then become available for additional grants of options.

Federal Income Tax Consequences Federal Income Tax Consequences

Incentive Stock Options. Some of the options granted under the Plan may constitute “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Under current federal income tax rules, there will be no federal income tax consequences to us or an optionee upon the grant of an ISO, nor will an optionee’s exercise of an ISO result in income recognition to the optionee or a deduction or other federal income tax consequences to Natural Gas Services Group. Although an optionee will not realize ordinary income upon his exercise of an ISO, the excess of the fair market value of the common stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and, thus, may result in the imposition of the “alternative minimum tax” pursuant to Section 55 of the Code on the optionee. The tax consequences of a disposition of stock acquired upon exercise of an ISO depends upon how long the optionee has held the shares. If an optionee does not dispose of common stock acquired through an ISO within two years after the ISO was granted, nor within one year of the ISO’s date of exercise, any gain realized upon a subsequent disposition of common stock will constitute long-term capital gain (or loss) to the optionee equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances. If the optionee fails to satisfy either of the foregoing holding periods, he must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition”. Upon the occurrence of a disqualifying disposition of an ISO, the amount of such ordinary income generally is the lesser of (i) the excess of the fair market value of the common stock on the date of exercise over the option price or (ii) the actual gain realized upon such disposition. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on how long the stock was held (currently a period of more than one year). We will receive a deduction in the amount equal to the amount constituting ordinary income to an optionee in the year of the disqualifying disposition (in addition to the employer’s side of payroll/withholding taxes paid).

Non-statutory Options. Certain stock options which do not constitute ISOs (“non-statutory options”) may also be granted under the Plan. Under current federal income tax rules, there will generally be no federal income tax consequences to us or the optionee upon the grant of a non-statutory option so long as the exercise price of the option is equal to or exceeds the fair market value of the underlying stock as of the date of grant. However, the optionee will realize ordinary income upon the exercise of a non-statutory option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the option price. We are required to pay the applicable payroll taxes on such income of the optionee, and we are required to withhold and pay over to the relevant tax authorities the applicable income tax withholding and employee portion of payroll taxes on this income (which the optionee is required to pay over to us). We will receive a corresponding deduction in the amount of the income recognized by the optionee (subject to possible limitations imposed by Section 162(m) of the Code) , as well as a deduction for the employer’s portion of payroll taxes paid. Any gain or loss realized upon the optionee’s subsequent disposition of such common stock will constitute short-term or long-term capital gain or loss depending on the optionee’s holding period following the date of exercise (currently a period of more than one year). We do not receive a tax deduction for any such capital gain.

The federal income tax consequences described in this section are based on laws and regulations in effect on the date of this proxy statement, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section.

Termination of and Amendments to the Plan

The Board of Directors may terminate or amend the Plan from time to time in any manner permitted by applicable laws and regulations, except that no additional shares of our common stock may be allocated to the Plan and no change in the class of employees eligible to receive incentive stock options or any other material amendment to the Plan may be made without the approval of the shareholders.

Market Price of the Company's Common Stock

The closing market price of our common stock as reported on the New York Stock Exchange for April 18, 2016 was $22.17 per share.

Estimate of Benefits

Generally, awards under the Plan are subject to the discretion of the Committee, and no determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the Plan. Therefore, it is not possible to determine the future benefits that will be received by all potential participants. However, for illustrative purposes, 50,000 options were granted to 17 employees under the Plan during the fiscal year ended December 31, 2015.

     Although executive officers and members of our Board of Directors are eligible to receive awards under the Plan, since 2006, awards under the Plan have been made exclusively to non-executive employees of the Company.

Equity Compensation Plan Information

The table below sets forth certain information, as of March 31, 2016, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options or Issued upon Vesting	Weighted-average Issuance or Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
Stock Option Plan	392,019	$19.28	93,419
Restricted Stock / Unit Plan	92,391	$21.53	331,541
Total	484,410		424,960

Dilution, Burn Rate and Overhang

We actively manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, expressed as a percentage of weighted average common shares outstanding and referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans and measures the potential dilutive effect of annual equity grants. Our burn rate for 2015 was 1.5%.

An additional metric that we use to measure the cumulative impact of our equity programs is overhang (number of shares subject to equity awards outstanding under our equity plans but not exercised or settled, plus number of shares available to be granted, divided by weighted average common shares outstanding plus available equity awards under our equity plans). Our overhang as of December 31, 2015 was 7.7%. If the proposal to extend the Plan and increase the shares reserved for issuance under the plan by 250,000 shares is approved, our overhang as of that date would increase to 9.4% and then would be expected to decline over time.

The following are the factors that were material to the evaluation of the Compensation Committee and Board, with input from management, in determining acceptable and targeted levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with the Company's equity award practices, and the influence of shareholder advisory firms. The Company's equity programs are revisited at least annually and assessed against these (and other) measures. We believe that the Company's burn rate and overhang (with or without the extension and additional shares requested under the Plan) are reasonable and reflect a prudent use of equity for compensation purposes.

Summary

We strongly believe the approval of the amended and restated Plan which extends the plan for an additional 10-year term and increases the number of authorized shares for issuance from 750,000 to 1,000,000 is essential to our continued success. Awards such as those provided under the Plan provide an important incentive for participants and will help us to attract, retain and motivate qualified individuals to serve on behalf of our company.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Annual Meeting. The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

Recommendation of the Board of Directors

The Board believes the proposed amendments to and restatement of the Plan are in the best interests of Natural Gas Services Group and its shareholders, as the availability of an adequate number of shares reserved for grant under the Plan and the other amended terms described above will assist in the recruitment and retention of the best available personnel.

The Board of Directions of Natural Gas Services Group recommends a vote "FOR" the proposal to amend and restate the Stock Option Plan, a copy which is included in this Proxy Statement as Appendix A. Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We are asking the shareholders to ratify the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  BDO USA, LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.  Shareholder ratification of the appointment is not required under the laws of the State of Colorado, but the Board believes it is important to allow the shareholder to vote on the proposal.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

BDO USA, LLP representatives are expected to attend the 2016 Annual Meeting in person. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Principal Accountant Fees

Our principal accountant for the fiscal years ended December 31, 2013, 2014 and 2015 was BDO USA, LLP.

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of our financial statements for our fiscal years ended December 31, 2014 and 2015 and the review of the financial statements on Forms 10-Q for the fiscal quarters in such fiscal years were approximately $236,000 and $273,916, respectively.

Audit Related Fees

During the years ended December 31, 2014 and 2015, there were no audit related fees.

Tax Fees

We were not billed any tax fees by BDO USA, LLP during the years ended December 31, 2014 or 2015.

All Other Fees

No other fees were billed by BDO USA, LLP, during our fiscal years ended December 31, 2014 and 2015, other than as described above.

Audit Committee Pre-Approval Policies and Procedures

As of the date of this proxy statement, our Audit Committee has not established general pre-approval policies and as of December 31, 2015, our Audit Committee had not established pre-approval policies and procedures for the engagement of our principal accountant to render audit or non-audit services.  However, in accordance with Section 10A(i) of the Exchange Act, our Audit Committee, as a whole, approves the engagement of our principal accountant prior to the accountant rendering audit or non-audit services.

Certain rules of the Securities and Exchange Commission provide that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, subject, however, to a de minimus exception contained in the rules.  The Audit Committee pre-approved all services provided by BDO USA, LLP in 2015 and the de minimus exception was not used.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL 5 - CONSIDERATION OF AN AMENDMENT TO THE COMPANY’S BYLAWS TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

Background

The Company has received a proxy statement proposal from a shareholder under Securities and Exchange Commission Rule 14a-8 requesting that a proposal be included in this Proxy Statement which would require the Board of Directors to initiate the appropriate process to provide that director nominees be elected by the affirmative vote the majority votes cast at an annual meeting in connection with uncontested elections. For reasons set forth below, and consistent with recent corporate governance initiatives described in this proxy statement, the Board of Directors agreed with the request and has initiated the process.

Amendment

The Board of Directors has adopted and recommends that shareholders approve an amendment (the “Amendment”) to the Company’s Bylaws to implement a majority voting standard for the election of directors in uncontested elections. A copy of the proposed amendment to the Bylaws is attached as Appendix B to this Proxy Statement.

Implementation and Purpose of the Amendment

Section 7-107-209 of the Colorado Business Corporation Act (the “Act”) and the Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting in which a quorum is present. Under plurality voting, director nominees receiving the greatest number of votes “for” election (although not necessarily a majority) are elected as directors.

Section 7-107-208 of the Act provides that a Colorado corporation may impose a greater voting requirement for the election of directors, if authorized by its articles of incorporation or, if authorized by the articles of incorporation, through bylaws adopted by the shareholders. The Company's Articles of Incorporation provide that the Bylaws may provide for a greater voting requirement as long as such Bylaws are adopted by the Company's shareholders.

Considering the foregoing, the Board of Directors has amended Section 10 of Article II of the Bylaws to provide for a majority voting standard in uncontested director elections. Under the new majority voting standard, a nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For this purpose, abstentions and broker non-votes will not count as votes cast. Directors will continue to be elected by plurality vote at any meeting of shareholders where the number of director nominees exceeds the number of directors to be elected, commonly referred to as a contested election. In the event a director fails to receive a majority of the votes cast in an uncontested election, the Board of Directors may, within its powers, decrease the number of directors, fill the vacancy, or take other appropriate action.

The transition from plurality voting to majority voting in the election of Directors is a current trend in corporate governance, with a significant majority of the companies in the S&P 500 having adopted the majority vote standard. By requiring that a Director nominee receive a majority of the votes cast (excluding abstentions and broker non-votes) in favor of his or her election to the Board of Directors, shareholders are provided with a more meaningful role in the election of Directors. Under the Company's current plurality voting standard in connection with uncontested elections, a nominee for the Board can be elected with as little as a single affirmative vote, because withheld votes have no effect.

If this proposal is approved by our shareholders, the Board of Directors will revise its director resignation policy to provide that any incumbent director who does not receive a majority of the votes cast is required to tender his or her resignation.

The Board continues to believe that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the Board than the number of authorized board seats if too many directors receive more “against” than “for” votes. Therefore, the Amendment retains plurality voting in contested director elections.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the Annual Meeting. The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

Effective Date

If approved by the Company’s shareholders, the Amendment will become immediately effective. The new majority voting standard would then be applicable to an uncontested election of directors at the Company’s 2017 annual meeting of shareholders.

Our Board of Directors recommends a vote "FOR" approval of the amendment to the Bylaws to implement a majority voting standard in uncontested elections of Directors.

SHAREHOLDER PROPOSALS

Under SEC Rule 14a-8, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 508 West Wall Street, Suite 550, Midland, Texas 79701 by December 19, 2016, unless the date of our 2017 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2016 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2017 Annual Meeting of Shareholders.  The proposal should be sent to the attention of the Secretary of Natural Gas Services Group.

Rule 14a-4 of the SEC's proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders for the prior year's annual meeting of shareholders or the date specified by an overriding advance notice provision in the company's bylaws. Our bylaws do not contain such an advance notice provision. Accordingly, for our 2017 annual meeting, shareholders' written notices must be received by us before March 9, 2017 for any proposal a shareholder wishes to bring before the meeting but for which such shareholder does not seek to have a written proposal considered for inclusion in the proxy statement and form of proxy. Your notice should be addressed to President, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.

In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because of our relatively small size, to date we have not developed formal processes by which shareholders or other interested parties may communicate directly with Directors.  Until formal procedures are developed and posted on our website (www.ngsgi.com), any communication to one or more members of our Board of Directors may be made by sending them in care of Investor Relations, Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  Shareholders should clearly note on the mailing envelope that the letter is a “Shareholder-Board Communication.”  All such communications will be forwarded to the intended recipients.

OTHER MATTERS

Our Board of Directors does not know of any matters to be presented at the meeting other than the matters set forth herein. If any other business should come before the meeting, the person’s named in the enclosed proxy card will vote such proxy according to their judgment on such matters.

New York Stock Exchange Certification. We listed our common stock on the New York Stock Exchange in October 2008. The certification of our Chief Executive Officer required by the NYSE Listing Standards, Section 303A.12(a), relating to our compliance with the NYSE Corporate Governance Listing Standards, was submitted to the NYSE on June 4, 2015, in connection with our listing on the exchange. The certifications of our Chief Executive Officer and Principal Accounting Officer required by the SEC in connection with our Annual Report on Form 10-K for the year ended December 31, 2015, were submitted to the SEC on March 11, 2016, with our Annual Report on Form 10-K.

You may obtain our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, without charge upon written request to Stephen C. Taylor, President, at Natural Gas Services Group, Inc., 508 West Wall Street, Suite 550, Midland, Texas 79701.  In addition, the exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, may be obtained by any shareholder upon written request to Mr. Taylor.

In addition, we use our website as a channel of distribution for Company information.  We make available free of charge on the Investor Relations section of our website (www.ngsgi.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We also make available through our website other reports filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics and the charters to our various Committees of our Board of Directors.  We do not intend for information contained in our website to be part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
April 29, 2016	/s/ Stephen C. Taylor
Midland, Texas	Stephen C. Taylor Chairman of the Board, President and Chief Executive Officer